Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as it may be amended, restated or otherwise modified from time to time, this “Agreement”), dated as of May 27, 2026, is entered into by and among Translational Development Acquisition Corp., a Cayman Islands exempted company with limited liability (“TDAC”), Prologium Holding Inc., a Cayman Islands exempted company with limited liability (the “Company”), PLG Merger Sub 1, a Cayman Islands exempted company with limited liability and a wholly-owned direct Subsidiary of the Company (“Merger Sub 1”), and PLG Merger Sub 2, a Cayman Islands exempted company with limited liability and a wholly-owned direct Subsidiary of the Company (“Merger Sub 2” and, together with Merger Sub 1, the “Acquisition Entities”). TDAC, the Company, Merger Sub 1 and Merger Sub 2 are referred to herein as the “Parties.”

RECITALS

WHEREAS, TDAC is a blank check company incorporated as a Cayman Islands exempted company with limited liability and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Merger Sub 1 and Merger Sub 2 is a newly formed entity wholly-owned by the Company and formed for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”);

WHEREAS, on the Closing Date, the Company shall adopt the amended and restated memorandum and articles of association of the Company in substantially the form attached hereto as Annex A (with such changes as may be agreed in writing by TDAC and the Company, the “Listing A&R AoA”), which shall become effective upon the Closing and implement the Recapitalization;

WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions of this Agreement, (i) at the First Merger Effective Time, Merger Sub 1 shall be merged with and into TDAC, whereupon the separate corporate existence of Merger Sub 1 shall cease and TDAC shall be the surviving company and continue its existence under the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) as a wholly-owned Subsidiary of the Company; and (ii) immediately after the consummation of the First Merger, at the Second Merger Effective Time, TDAC (as the surviving company of the First Merger) shall be merged with and into Merger Sub 2, whereupon the separate corporate existence of TDAC shall cease and Merger Sub 2 shall be the surviving company and continue its existence under the Cayman Islands Companies Act as a wholly-owned Subsidiary of the Company;

WHEREAS, the respective boards of directors of TDAC, the Company and each of the Acquisition Entities have approved and declared advisable the transactions contemplated by this Agreement, the First Plan of Merger and the Second Plan of Merger (including, as applicable, the Mergers and the issuance of Company Class A Ordinary Shares in connection with the First Merger), upon the terms and subject to the conditions of this Agreement, the First Plan of Merger and the Second Plan of Merger and in accordance with the Cayman Islands Companies Act, as applicable;

WHEREAS, prior to the Mergers, TDAC will provide an opportunity to its shareholders to have their issued and outstanding TDAC Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of TDAC, adopted by special resolution dated December 20, 2024 and effective on and from December 20, 2024 (as may be amended, restated or otherwise modified from time to time, the “TDAC Governing Document”), in connection with the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to TDAC’s willingness to enter into this Agreement, certain Company Shareholders have entered into a Voting Agreement with TDAC substantially in the form attached as Annex B hereto (the “Voting Agreement”);

WHEREAS, following the effectiveness of the Registration Statement, the Company will obtain the approval of this Agreement and the Ancillary Agreements by Company Shareholders pursuant to the requisite approvals under the Company Existing AoA (the “Company Shareholder Approval”), and deliver a copy of the Company Shareholder Approval to TDAC;

WHEREAS, concurrently with the execution and delivery of this Agreement, TDAC, the Company and Sponsor have entered into a Sponsor Letter Agreement substantially in the form attached as Annex C hereto (the “Sponsor Letter Agreement”);

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Company, the Sponsor, certain Company Shareholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement substantially in the form attached as Annex D hereto (the “Registration Rights Agreement”);

WHEREAS, prior to or concurrently with the consummation of the transactions contemplated by this Agreement, the Company and certain Company Shareholders will enter into a Lock-Up Agreement substantially in the form attached as Annex E hereto (the “Lock-Up Agreement”);

WHEREAS, upon the terms and subject to the conditions set forth herein, prior to the First Merger Effective Time, TDAC and the Company shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements; and

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, TDAC, the Company and each of the Acquisition Entities agree as follows:

ARTICLE 1
Certain Definitions

Section 1.01. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Entities” has the meaning given to such term in the preamble hereto.

“Acquisition Transaction” has the meaning given to such term in Section 9.09.

“Action” means any action, suit, investigation, litigation, claim (including any crossclaim or counterclaim), assessment, arbitration, charge or proceeding (including any civil, criminal, administrative, arbitral, investigative or appellate proceeding), in each case, that is by or before any Governmental Authority.

“Adjusted Option” has the meaning given to such term in Section 4.01(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Transactions” has the meaning given to such term in Section 5.21.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by Applicable Law in respect of Tax.

“Aggregate Company Shares” means the aggregate number of Pre-Recapitalization Company Shares that are issued and outstanding immediately prior to the Recapitalization.

“Agreement” has the meaning given to such term in the preamble hereto.

“Ancillary Agreements” means the Voting Agreement, the Sponsor Letter Agreement, the Registration Rights Agreement, the Lock-Up Agreement and the other agreements, instruments and documents expressly contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act or any rules or regulations thereunder, the UK Bribery Act, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Pubic Officials in International Business Transactions, and all other Applicable Laws regarding anti-corruption and bribery or illegal payments or gratuities.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 5.24(f).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Audited IFRS Financial Statements” has the meaning given to such term in Section 5.07(a).

“Authorization Notice” has the meaning given to such term in Section 4.03(d).

“Available Cash” means, as of immediately prior to the Closing, an amount equal to the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all TDAC Share Redemptions).

“Bpifrance” means Bpifrance, a French public limited liability company (société anonyme) registered with the Créteil Trade and Companies Register under number 320 252 489.

“Business Combination” has the meaning given to such term in the TDAC Governing Document.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, Hong Kong, Taiwan, the People’s Republic of China or New York, New York are authorized or required by Applicable Law to close.

“Cayman Islands Companies Act” has the meaning given to such term in the recitals hereto.

“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act.

“Change in No Shop” has the meaning given to such term in Section 9.09.

“Change in No Shop Notice” has the meaning given to such term in Section 9.09.

“Change of Control” means any of the following events: any transaction or series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act and rules and regulations thereunder) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of then outstanding securities of the Company; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act and rules and regulations thereunder) acquiring at least 50% of the combined voting power of then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (iii) a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

“Closing” has the meaning given to such term in Section 3.09.

“Closing Date” has the meaning given to such term in Section 3.09.

“Closing Press Release” has the meaning given to such term in Section 9.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Contracts” means any Contract entered into by the Company and/or its Subsidiaries to implement collaboration in relation to the development or application of solid-state battery technology.

“Company” has the meaning given to such term in the preamble hereto.

“Company Benefit Plan” has the meaning given to such term in Section 5.15(a).

“Company Board” means the board of directors of the Company.

“Company Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value $0.0001 per share, as further described in the Listing A&R AoA.

“Company Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value $0.0001 per share, as further described in the Listing A&R AoA.

“Company Class C Ordinary Shares” means the Class C ordinary shares of the Company, par value $0.0001 per share, as further described in the Listing A&R AoA.

“Company Common Shares” means the ordinary shares of the Company, par value $0.0001 per share.

“Company Cure Period” has the meaning given to such term in Section 11.01(d).

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to TDAC concurrently with the execution and delivery of this Agreement.

“Company Equity Incentive Plan” means the amended employee stock plan of the Company, adopted by the resolutions of the Company’s Board of Directors on May 24, 2019, and any new employee incentive plan approved by the Company’s Board of Directors from time to time in accordance with the Company’s Existing AoA, Listing A&R AoA and other organizational documents.

“Company Exchange Shares” has the meaning given to such term in Section 3.06(a)(i).

“Company Exchange Warrants” has the meaning given to such term in Section 3.06(a)(iii).

“Company Existing AoA” has the meaning given to such term in Section 5.01.

“Company Founder Warrants” means each outstanding and unexercised warrant issued to the Founder Party prior to the First Merger Effective Time pursuant to that certain Series B Preferred Shares Purchase Agreement dated September 25, 2014 and that certain Series C Preferred Shares Purchase Agreement dated November 8, 2016.

“Company IT Systems” means any and all computers, hardware, software, servers, workstations, routers, hubs, switches, circuits, racks, PCs, laptops, terminals, networking or data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned, licensed, leased, or otherwise used by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) prevent the ability of the Company to consummate the Mergers; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, individually or in the aggregate, shall be deemed to constitute a “Company Material Adverse Effect,” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in Applicable Laws or IFRS, or regulatory guidance, policies or interpretations thereof; (ii) any change in interest rates or economic, financial or market conditions generally; (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers and other transactions contemplated by this Agreement or the performance of this Agreement (or the obligations hereunder), including the impact thereof on relationships with partners, customers, suppliers or employees; provided that this clause (iii) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Mergers and other transactions contemplated by this Agreement has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect; (iv) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates; (v) any acts of war, sabotage, civil conflict, unrest or terrorism, changes in global, national, regional, state or local political, economic or social conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic and any other force majeure event (natural or man-made), or any worsening of any of the foregoing; (vi) the compliance with the express terms of this Agreement, including any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or otherwise taken at the prior written request of TDAC or omitted to be taken to the extent attributable to TDAC unreasonably withholding, delaying or conditioning its consent pursuant to Section 7.01; or (vii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, except in the case of clauses (i), (ii) and (iv), to the extent that any such effect, development, event, occurrence, fact, condition, circumstance or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Options” means each outstanding and unexercised option to purchase Company Common Shares issued pursuant to the Company Equity Incentive Plan, whether or not then vested or fully exercisable, granted prior to the First Merger Effective Time to any current or former Service Provider of the Company or any of its Subsidiaries.

“Company Ordinary Shares” means Company Class A Ordinary Shares, Company Class B Ordinary Shares and Company Class C Ordinary Shares.

“Company Permits” has the meaning given to such term in Section 5.11(b).

“Company Preferred Shares” means (i) the series A preferred shares of the Company, par value $0.0001 per share, (ii) the series B preferred shares of the Company, par value $0.0001 per share, (iii) the series C preferred shares of the Company, par value $0.0001 per share, (iv) the series D preferred shares of the Company, par value $0.0001 per share, (v) the series E preferred shares of the Company, par value $0.0001 per share, and (vi) the series E+ preferred shares of the Company, par value $0.0001 per share,.

“Company Request” has the meaning given to such term in Section 7.01.

“Company Shareholder Approval” has the meaning given to such term in the recitals hereto.

“Company Shareholders” means the holders of issued and outstanding Pre-Recapitalization Company Shares as of immediately prior to the Recapitalization.

“Company Transaction Expenses” means, without duplication, all fees, costs and expenses paid or payable by the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers payable by the Company or any of its Subsidiaries that are incurred pursuant to the consummation of the Transactions, (ii) the filing fees incurred in connection with making any filings with Governmental Authorities under Section 9.01, (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or other Offer Documents under Section 9.04, (iv) all fees of the Nasdaq in connection with the application to list and the listing of the Company Class A Ordinary Shares and Company Warrants, and (v) any other fees, costs and expenses that are expressly allocated to the Company pursuant to this Agreement or any other Ancillary Agreements. For the avoidance of doubt, Company Transaction Expenses shall not include any TDAC Transaction Expenses or any TDAC Extension Expenses.

“Company Waiving Parties” has the meaning given to such term in Section 12.18.

“Company Warrants” means each warrant to purchase one (1) Company Class A Ordinary Share.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 12, 2025 by and between TDAC and the Company.

“Consolidation Factor” means the quotient obtained from dividing (i) the Per Share Equity Value by (ii) the Reference Price.

“Contracts” means any contract, agreement, subcontract, lease, sublease, license, sublicense, conditional sales contract, purchase or service order, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.

“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).

“Draft Unaudited IFRS Financial Statements” has the meaning given to such term in Section 5.07(a).

“Dunkirk Plant” means the gigafactory to be constructed by the Company’s Subsidiary in Dunkirk, France.

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing.

“Equity Value” means $3,800,000,000.

“ERISA” has the meaning given to such term in Section 5.15(a).

“Exchange Act” has the meaning given to such term in Section 6.08(a).

“Exchange Agent” has the meaning given to such term in Section 4.04(a).

“First Merger” has the meaning given to such term in Section 3.01(a).

“First Merger Closing” has the meaning given to such term in Section 3.03.

“First Merger Effective Time” has the meaning given to such term in Section 3.03.

“First Merger Surviving Company” has the meaning given to such term in Section 3.01(b).

“First Plan of Merger” has the meaning given to such term in Section 3.03.

“Founder” means Yang, Szu-Nan.

“Founder Affiliate” means an Affiliate of the Founder.

“Founder Designees” has the meaning given to such term in Section 9.06.

“Founder IP Compensation Shares” has the meaning given to such term in Section 4.07(a).

“Founder Parties” means the Founder and New Zone Corporation.

“French Subsidy Contract” means that certain subsidy contract dated June 21, 2024 by and between the Company’s Subsidiary and Bpifrance (acting as an operator for the French State), as amended on June 21, 2024.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or Person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or Persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court or tribunal, including any political subdivision thereof and any entity or enterprise owned or controlled thereby, or Nasdaq or any self-regulatory organization or arbitral body (public or private), or any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.

“HKIAC” has the meaning given to such term in Section 12.08.

“IFRS” means the International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under IFRS, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (v), and (vii) all Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including any and all of the following: (i) patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations of any of the foregoing); (ii) trademarks, service marks, trade dress, trade names, service names, brand names, certifications, corporate names, logos, social media identifiers and any and all other indications of origin, including all goodwill associated therewith; (iii) designs, copyrights, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by Applicable Law, whether or not published and regardless of the medium of fixation or means of expression; (iv) Internet domain names and social media accounts; (v) trade secrets, know-how (including manufacturing and production processes and research and development information), and confidential and proprietary information, including processes, data, inventions, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information) (“Trade Secrets”); and (vi) rights in or to software.

“Intended Tax Treatment” has the meaning given to such term in Section 9.03(a).

“Interim IFRS Financial Statements” has the meaning given to such term in Section 9.04(e).

“Interim Period” has the meaning given to such term in Section 7.01.

“International Plan” means any Company Benefit Plan that is not a U.S. Plan.

“Labor Contract” has the meaning given to such term in Section 5.12(a)(v).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leakage” means, without duplication, to the extent paid or incurred after the date hereof and prior to the Closing Date, in each case, other than Permitted Leakage: (i) any dividend (whether in the form of cash or other property) or distribution declared, made or paid, by the Company or any Subsidiary of the Company to any Related Party; (ii) any repurchase or redemption of any Equity Securities of the Company or any Subsidiary of the Company, other than any such repurchase or redemption by any Subsidiary of the Company of any Equity Securities owned by the Company or any of its Subsidiaries; (iii) any waiver or release (A) in favor of any Related Party of any sum or obligation owing by any such Related Party to the Company or any of its Subsidiaries or (B) of any claims or rights of the Company or any of its Subsidiaries against any such Related Party, in each case, other than as expressly contemplated by this Agreement; (iv) any payments of any nature made to (or assets transferred to) any Related Party by the Company or any of its Subsidiaries; (v) any liabilities assumed or incurred for the benefit of any Related Party by the Company or any of its Subsidiaries, other than as expressly contemplated by this Agreement; (vi) the creation of any Lien over any asset of the Company or any of its Subsidiaries for the benefit of any Related Party (not including any benefit arising by virtue of the Related Party’s Equity Securities in the Company); (vii) any discharge or waiver by the Company or any of its Subsidiaries of any liability or obligation of any Related Party; or (viii) any agreement or arrangement made or entered into by the Company or any of its Subsidiaries to do or give effect to any matter referred to in clause (i) through clause (vii) above; provided, that any of the foregoing individually exceeds an amount of $1,000,000.

“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, encumbrance, license, security interest, covenant not to sue, option, right of first refusal, right of first offer, claim, restriction or other lien or similar adverse claim of any kind in respect of such property or asset.

“Listing A&R AoA” has the meaning given to such term in the recitals hereto.

“Lock-Up Agreement” has the meaning given to such term in the recitals hereto.

“Merger Sub 1” has the meaning given to such term in the preamble hereto.

“Merger Sub 2” has the meaning given to such term in the preamble hereto.

“Mergers” has the meaning given to such term in Section 3.07(a).

“Minimum Cash” means $250,000,000.

“Nasdaq” means The Nasdaq Stock Market.

“New Epoch” means New Epoch Capital LP, and does not, for the avoidance of doubt, include any Affiliate, member, partner, successor, transferee or assignee of such Shareholder, unless transferred pursuant to and in accordance with a Permitted Transfer.

“New Equity Incentive Plan” has the meaning given to such term in Section 7.06.

“New Horizon Shareholders” means each of New Horizon I Holding Company Limited and New Horizon II Holding Company Limited, and does not, for the avoidance of doubt, include any Affiliate, member, partner, successor, transferee or assignee of such Shareholder, unless transferred pursuant to and in accordance with a Permitted Transfer.

“Offer Documents” has the meaning given to such term in Section 9.04(c).

“Ordinary Course of Business” with respect to any Person means, at any given time, the ordinary and usual course of operations of the business thereof, consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with Applicable Law or guidance of any Governmental Authority).

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported by the Company or its Subsidiaries to be owned) by the Company or any of its Subsidiaries.

“Parties” has the meaning given to such term in the preamble hereto.

“Party Making Change” has the meaning given to such term in Section 9.09.

“Party Receiving Change” has the meaning given to such term in Section 9.09.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Per Share Equity Value” means the quotient obtained by dividing (i) the Equity Value by (ii) the Aggregate Company Shares.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Leakage” means (i) any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries, as applicable, in the Ordinary Course of Business in connection with the termination of employment of any employee of the Company or its Subsidiaries or as contemplated under this Agreement, (ii) any payment by the Company or any of its Subsidiaries to (or on behalf of, or for the benefit of) any Related Party in respect of salary, bonus or other compensation, director or manager fees, reimbursement or advancement of expenses, indemnification or other benefits due to such individual in their capacity as an employee, independent contractor or director of the Company or any of its Subsidiaries, together with any employer-paid portion of any employment or payroll Taxes related thereto, in each case, in the Ordinary Course of Business, (iii) any payments made by the Company or any of its Subsidiaries to a Related Party in the Ordinary Course of Business pursuant to any of the Affiliate Transactions, (iv) any Tax payable by the Company or any of its Subsidiaries as a result of any of clauses (i) through (iii) above, or (v) any payment undertaken by or at the written request or with the prior written consent of TDAC.

“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which appropriate reserves have been made in accordance with IFRS, (iv) Liens on real property (including zoning, building, or other similar restrictions, variances, covenants, encumbrances, easements, covenants, rights of way and similar restrictions of record and irregularities in title) that do not, individually or in the aggregate, materially interfere with the ownership, operation, value, or present uses of such real property, (v) Liens that do not materially interfere with the present ownership, value or use of the assets of the Company or the rights of the Company under its licenses or leases, individually or in the aggregate, (vi) non-exclusive licenses, covenants not to sue or similar use rights with respect to Intellectual Property, (vii) Liens securing obligations under capital leases, purchase money Indebtedness or other similar financing arrangements entered into in the Ordinary Course of Business, and (viii) any Liens arising in the ordinary course of banking by operation of law (including rights of set-off) or pursuant to the standard terms and conditions of any bank.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning given to such term in Section 9.12.

“PIPE Investor(s)” has the meaning given to such term in Section 9.12.

“PIPE Shares” has the meaning given to such term in Section 9.12.

“Post-Closing Board” has the meaning given to such term in Section 9.06.

“Pre-Closing TDAC Holders” means the Members (as defined in the TDAC Governing Document) of TDAC at any time prior to the First Merger Effective Time.

“Pre-Recapitalization Company Shares” means the Company Common Shares and the Company Preferred Shares.

“Prospectus” has the meaning given to such term in Section 7.04.

“Proxy Statement” has the meaning given to such term in Section 9.04(a).

“Recapitalization” has the meaning given to such term in Section 2.01.

“Reference Price” means $10.00 per share.

“Registered Intellectual Property” has the meaning given to such term in Section 5.13(a).

“Registration Rights Agreement” has the meaning given to such term in the recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to Company Class A Ordinary Shares and other securities of the Company to be issued pursuant to this Agreement.

“Related Party” has the meaning given to such term in Section 5.21.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Sanctions” has the meaning given to such term in Section 5.24(e).

“SBCVC Shareholder” means SBCVC FUND IV, L.P.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning given to such term in Section 6.08(a).

“Second Merger” has the meaning given to such term in Section 3.07(a).

“Second Merger Closing” has the meaning given to such term in Section 3.09.

“Second Merger Effective Time” has the meaning given to such term in Section 3.09.

“Second Merger Surviving Company” has the meaning given to such term in Section 3.07(b).

“Second Plan of Merger” has the meaning given to such term in Section 3.09.

“Section 16” has the meaning given to such term in Section 8.02.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the rules and regulations of the SEC, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the PCAOB and the rules of the Nasdaq.

“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Share Consolidation” has the meaning given to such term in Section 2.01.

“Significant Contract” has the meaning given to such term in Section 5.12(a).

“Sponsor” means TDAC Partners LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” has the meaning given to such term in the recitals hereto.

“Subscription Agreement(s)” has the meaning given to such term in Section 9.12(a).

“Subsidiary” means, with respect to a specified Person, a corporation or other entity (i) of which 50% or more of the voting power of the Equity Securities is owned, directly or indirectly, or held through contractual arrangement, by such specified Person or (ii) of which such specified Person has the power to cast a majority of votes at meetings of the board of directors, or an equivalent governing body.

“Surviving Provisions” has the meaning given to such term in Section 11.02.

“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.

“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) filed or required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which the Company or any of its Subsidiaries is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.

“TDAC” has the meaning given to such term in the preamble hereto.

“TDAC Board” means the board of directors of TDAC.

“TDAC Board Recommendation” has the meaning given to such term in Section 6.02(c).

“TDAC Class A Ordinary Shares” means the Class A ordinary shares of TDAC, par value $0.0001 per share.

“TDAC Class B Ordinary Shares” means the Class B ordinary shares of TDAC, par value $0.0001 per share.

“TDAC Cure Period” has the meaning given to such term in Section 11.01(e).

“TDAC Designee” has the meaning given to such term in Section 9.06.

“TDAC Disclosure Schedule” means the confidential disclosure schedule delivered by TDAC to the Company concurrently with the execution and delivery of this Agreement.

“TDAC Dissenting Shareholders” has the meaning given to such term in Section 4.03(a).

“TDAC Dissenting Shares” has the meaning given to such term in Section 4.03(a).

“TDAC Extension” has the meaning given to such term in Section 8.09.

“TDAC Extension Expenses” has the meaning given to such term in Section 8.09.

“TDAC Extraordinary General Meeting” has the meaning given to such term in Section 9.05(a).

“TDAC Governing Document” has the meaning given to such term in the recitals hereto.

“TDAC Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change, including failure of TDAC Extension, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of TDAC to timely consummate the Closing (including the Mergers) on the terms set forth herein or to perform their agreements or covenants hereunder.

“TDAC Material Contract” has the meaning given to such term in Section 6.14.

“TDAC Ordinary Shares” means TDAC Class A Ordinary Shares and TDAC Class B Ordinary Shares.

“TDAC Share Redemption” means the election of an eligible (as determined in accordance with the TDAC Governing Document) Pre-Closing TDAC Holder to exercise its TDAC Shareholder Redemption Right in connection with the consummation of the Transactions.

“TDAC Shareholder Approval” means the approval of the Transaction Proposals (other than the Transaction Proposal contemplated by clause (v) of the definition thereof), in each case, by at least two-thirds of votes cast by the holders of TDAC Ordinary Shares at the TDAC Extraordinary General Meeting, or such other standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement and the TDAC Governing Document.

“TDAC Shareholder Redemption Right” means the right to elect an IPO Redemption, as such term is defined in Section 49.5 of the TDAC Governing Document.

“TDAC Shareholders” means the holders of issued and outstanding TDAC Ordinary Shares.

“TDAC Transaction Expenses” means, without duplication, all fees, costs and expenses paid or payable by TDAC in connection with (x) the negotiation and preparation of any alternative Business Combination transactions and (y) the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, in each case, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) payable by TDAC, (ii) the filing fees incurred in connection with making any filings with Governmental Authorities under Section 9.01, (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or other Offer Documents under Section 9.04, and (iv) all fees of the Nasdaq in connection with the application to list and the listing of the Company Class A Ordinary Shares and Company Warrants, and (v) any other fees, costs and expenses that are expressly allocated to TDAC pursuant to this Agreement or any other Ancillary Agreements; provided, that it shall not include any Company Transaction Expenses and shall include any TDAC Extension Expenses.

“TDAC Units” means the units issued in TDAC’s initial public offering, each consisting of one (1) TDAC Class A Ordinary Share and one-half (1/2) of a TDAC Warrant.

“TDAC Waiving Parties” has the meaning given to such term in Section 12.19.

“TDAC Warrants” means the warrants to purchase TDAC Class A Ordinary Shares.

“Terminating Company Breach” has the meaning given to such term in Section 11.01(d).

“Terminating TDAC Breach” has the meaning given to such term in Section 11.01(e).

“Termination Date” has the meaning given to such term in Section 11.01(b).

“Top 5 Customers” means the five (5) most significant customers of the Company, together with its Subsidiaries, as measured by amounts of revenue recognized by the Company and its Subsidiaries for the 12-month period ended December 31, 2025.

“Top 5 Vendors” means the five (5) most significant vendors of the Company, together with its Subsidiaries, as measured by amounts of cost and expenses recognized by the Company and its Subsidiaries for the 12-month period ended December 31, 2025.

“Trading Day” means any day on which the Company Class A Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Class A Ordinary Shares are then traded.

“Transaction Proposals” has the meaning given to such term in Section 9.05(a).

“Transactions” has the meaning given to such term in the recitals hereto.

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated by this Agreement and the Sponsor Letter Agreement.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trust Account” means the account established by TDAC for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Account Agreement, dated as of December 23, 2024, by and between TDAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“U.S. Plan” means any Company Benefit Plan that covers Service Providers located primarily within the United States.

“Virtual Data Room” means the virtual data room established and maintained by or on behalf of the Company in connection with TDAC’s due diligence investigation of the Company relating to the Transactions, access to which was given to TDAC.

“Voting Agreement” has the meaning given to such term in the recitals hereto.

“VWAP” means, for any security on a relevant date, the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the daily dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no daily dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company.

“Written Objection” has the meaning given to such term in Section 4.03(d)

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section” and “Annex” refer to the specified Article, Section or Annex of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such phrase or phrases or words of like import, (vii) the word “or” shall be disjunctive but not exclusive, and (viii) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to TDAC means the relevant item has been posted in the Virtual Data Room accessible to TDAC no later than 8:00 p.m., New York time, on the day immediately prior to the date hereof, and (ix) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to the Company and its Subsidiaries means the relevant item is publicly available or has been provided by or on behalf of TDAC to the Company no later than 8:00 p.m., New York time, on the day immediately prior to the date hereof.

(b) All Annexes or Schedules (including the Company Disclosure Schedule and the TDAC Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term(s) used in any Annex or Schedule (including the Company Disclosure Schedule and the TDAC Disclosure Schedule) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the TDAC Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the TDAC Disclosure Schedule, respectively.

(d) Unless the context of this Agreement otherwise requires, references to any statute, law or other Applicable Law shall include all regulations and rules promulgated thereunder and references to any statute, law or other Applicable Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(f) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York and (ii) references from or through any date mean, unless otherwise specified, from and including or through and including, such date, respectively.

(h) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) The terms “writing” and “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(j) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(k) All monetary figures used herein, including references to “$,” shall be in United States dollars unless otherwise specified.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the Founder, Chief Executive Officer and Chief Technology Officer, Vincent Yang (Yang, Szu-Nan), the Head of Finance, Joey Yan (Yan, Feng Kwei), the Head of European Manufacturing Center, Calvin Hsieh (Hsieh, Wen-Kai), the Head of Production and Business Development, Simon Wu (Wu, Meng-Hung) and the Chief of Staff to the CEO and Head of Capital Markets, Althea Hsu (Hsu, Ying Shan); and (b) in the case of TDAC, Michael B. Hoffman and Avanindra C. Das.

ARTICLE 2
Pre-Closing Transactions

Section 2.01. Recapitalization of Company Share Capital. On the Closing Date, immediately prior to the First Merger Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.01): (a) the Listing A&R AoA shall be adopted and become effective, and (b) the Company shall effect a share consolidation such that each Pre-Recapitalization Company Share (whether issued and outstanding or authorized but unissued) immediately prior to the First Merger Effective Time shall be consolidated into a number of shares equal to the Consolidation Factor, and upon such share consolidation, (i) each resulting share held by any Person other than the Founder Parties, the SBCVC Shareholder, New Epoch and the New Horizon Shareholders shall be repurchased and cancelled by the Company in exchange for the issuance of a Company Class A Ordinary Share to the holder of such repurchased and cancelled share, (ii) each resulting share that is held by the Founder Parties shall be repurchased and cancelled by the Company in exchange for the issuance of a Company Class B Ordinary Share to the holder of such repurchased and cancelled share, and (iii) each resulting share held by the SBCVC Shareholder, New Epoch and each of the New Horizon Shareholders shall be repurchased and cancelled by the Company in exchange for the issuance of a Company Class C Ordinary Share to the holder of such repurchased and cancelled share (the “Share Consolidation”); provided that no fraction of a Company Class A Ordinary Share, Company Class B Ordinary Share or Company Class C Ordinary Share will be issued by virtue of the Share Consolidation, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Class A Ordinary Share, Company Class B Ordinary Share or Company Class C Ordinary Share (after aggregating all fractional shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Class A Ordinary Shares, Company Class B Ordinary Shares or Company Class C Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number (with one-half being rounded upward) (clauses (a) through (b), the “Recapitalization”). Subject to and without limiting anything contained in Section 7.01, the Consolidation Factor shall be adjusted to reflect appropriately the effect of any share subdivision, share consolidation, reverse share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Recapitalization Company Shares or Company Class A Ordinary Shares, Company Class B Ordinary Shares or Company Class C Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Recapitalization Company Shares or Company Class A Ordinary Shares, Company Class B Ordinary Shares or Company Class C Ordinary Shares occurring on or after the date hereof and prior to the Closing Date. If no adjustment to the Consolidation Factor is required pursuant to the preceding sentence and assuming the number of Aggregate Company Shares is 390,000,000, the value of the Consolidation Factor shall be 4.12 (which reflects rounding to the second decimal place). For reference purposes only, an illustrative calculation of the Share Consolidation is set forth in Section 2.01 of the Company Disclosure Schedule.

Section 2.02. Conversion of TDAC Class B Ordinary Shares. On the Closing Date, immediately prior to the First Merger Effective Time, all TDAC Class B Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time shall be repurchased and cancelled by TDAC in exchange for the issuance of such number of TDAC Class A Ordinary Shares in accordance with the conversion ratio provided under Article 17.2 of the TDAC Governing Document (as adjusted in accordance with Article 17.3 of the TDAC Governing Document and the Sponsor Letter Agreement).

ARTICLE 3
The Mergers; Closing

Section 3.01. First Merger

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the First Merger Effective Time, Merger Sub 1 shall be merged with and into TDAC in accordance with Part 16 of the Cayman Islands Companies Act, with TDAC being the surviving company (the “First Merger”).

(b) Upon consummation of the First Merger at the First Merger Effective Time, the separate corporate existence of Merger Sub 1 shall cease to exist and Merger Sub 1 will be struck off the Register of Companies in the Cayman Islands, and TDAC, as the surviving company of the First Merger (also referred to herein as the “First Merger Surviving Company”), shall continue its corporate existence under the laws of the Cayman Islands.

Section 3.02. Effects of the First Merger. At the First Merger Effective Time, the First Merger shall have the effects specified in this Agreement, the First Plan of Merger and the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of TDAC and Merger Sub 1 shall vest in the First Merger Surviving Company and the First Merger Surviving Company shall be liable for and subject in the same manner as TDAC and Merger Sub 1 to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of TDAC and Merger Sub 1 in accordance with the Cayman Islands Companies Act.

Section 3.03. First Merger Closing; First Merger Effective Time. Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “First Merger Closing”) shall take place at 9:00 a.m. (Cayman Islands time) on the date which is three (3) Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as TDAC and the Company may mutually agree. Subject to the satisfaction or waiver of all of the conditions set forth in Article 10, on the date of the First Merger Closing, TDAC and Merger Sub 1 shall file a plan of merger (the “First Plan of Merger”) in substantially the form attached as Annex F hereto and other documents required under the Cayman Islands Companies Act to effect the First Merger with the Cayman Islands Registrar of Companies as provided by Section 233 of the Cayman Islands Companies Act. The First Merger shall become effective at 9:00 a.m. (Cayman Islands time) on the date of the First Merger Closing or at such later time or on such later date as may be agreed by TDAC and the Company in writing (being not more than the 90th day after the date of registration of the First Plan of Merger by the Registrar of Companies of the Cayman Islands) and, in either case, as specified in the First Plan of Merger in accordance with the Cayman Islands Companies Act (the “First Merger Effective Time”).

Section 3.04. Memorandum and Articles of Association of First Merger Surviving Company. At the First Merger Effective Time, in accordance with the First Plan of Merger, the First Merger Surviving Company shall adopt the amended and restated memorandum and articles of association in substantially the form attached as Annex F to the First Plan of Merger.

Section 3.05. Directors and Officers of the First Merger Surviving Company. At the First Merger Effective Time, the directors and officers of Merger Sub 1 as of immediately prior to the First Merger Effective Time shall be the directors and officers of the First Merger Surviving Company, unless otherwise determined by TDAC and the Company prior to the First Merger Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the amended and restated memorandum and articles of association of the First Merger Surviving Company.

Section 3.06. Effects of the First Merger on the Share Capital of TDAC and Merger Sub 1.

(a) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of TDAC, the Company, Merger Sub 1 or any holder of TDAC Class A Ordinary Shares or TDAC Warrants:

(i) each TDAC Class A Ordinary Share that is issued and outstanding (other than the TDAC Dissenting Shares) shall be cancelled in exchange for the right to receive one (1) Company Class A Ordinary Share (the aggregate number of Company Class A Ordinary Shares thus issued to all holders of TDAC Class A Ordinary Shares (other than the holders of the TDAC Dissenting Shares) in connection with the First Merger is referred to herein as the “Company Exchange Shares”). All TDAC Class A Ordinary Shares (other than the TDAC Dissenting Shares) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of TDAC Class A Ordinary Shares (other than the TDAC Dissenting Shares) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 3.06(a)(i);

(ii) each TDAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with Section 4.03 and shall carry no right other than the right to receive the applicable payment as set forth in Section 4.03; and

(iii) each TDAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a Company Warrant, which shall be on the same terms and conditions as the applicable TDAC Warrant (all Company Warrants issued to all holders of TDAC Warrants in connection with the First Merger is referred to herein as the “Company Exchange Warrants”). The Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservations for so long as any of the Company Exchange Warrants remain outstanding, a sufficient number of Company Class A Ordinary Shares for delivery upon the exercise of such Company Exchange Warrants. All TDAC Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of TDAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.06(a)(iii).

(b) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of TDAC, the Company, Merger Sub 1 or any holder of TDAC Class A Ordinary Shares or TDAC Warrants, each ordinary share of Merger Sub 1, par value $1.00 per share, issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the First Merger Surviving Company. Such ordinary share(s) of the First Merger Surviving Company shall constitute the only issued and outstanding share capital of the First Merger Surviving Company upon the First Merger Effective Time.

Section 3.07. Second Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Merger Effective Time, the First Merger Surviving Company shall be merged with and into Merger Sub 2 in accordance with Part 16 of the Cayman Islands Companies Act, with Merger Sub 2 being the surviving company (the “Second Merger” and together with the First Merger, the “Mergers”).

(b) Upon consummation of the Second Merger at the Second Merger Effective Time, the separate corporate existence of the First Merger Surviving Company shall cease to exist and the First Merger Surviving Company will be struck off the Register of Companies in the Cayman Islands, and Merger Sub 2, as the surviving company of the Second Merger (also referred to herein as the “Second Merger Surviving Company”), shall continue its corporate existence under the laws of the Cayman Islands.

Section 3.08. Effects of the Second Merger. At the Second Merger Effective Time, the Second Merger shall have the effects specified in this Agreement, the Second Plan of Merger and the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the First Merger Surviving Company and Merger Sub 2 shall vest in the Second Merger Surviving Company and the Second Merger Surviving Company shall be liable for and subject in the same manner as the First Merger Surviving Company and Merger Sub 2 to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the First Merger Surviving Company and Merger Sub 2 in accordance with the Cayman Islands Companies Act.

Section 3.09. Second Merger Closing; Second Merger Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Second Merger (the “Second Merger Closing”, and the consummation of the Mergers is referred to herein as the “Closing”) shall take place after the consummation of the First Merger, at 9:05 a.m. (Cayman Islands time) on the same day as the First Merger Closing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10, on the date of the Second Merger Closing, the First Merger Surviving Company and Merger Sub 2 shall file a plan of merger (the “Second Plan of Merger”) in substantially the form attached as Annex G hereto and other documents required under the Cayman Islands Companies Act to effect the Second Merger with the Cayman Islands Registrar of Companies as provided by Section 233 of the Cayman Islands Companies Act. The Second Merger shall become effective following the First Merger Effective Time, at 9:05 a.m. (Cayman Islands time) on the date of the Second Merger Closing, or at such later time or on such later date as may be agreed by TDAC and the Company in writing (being not more than the 90th day after the date of registration of the Second Plan of Merger by the Registrar of Companies of the Cayman Islands) and, in either case, as specified in the Second Plan of Merger in accordance with the Cayman Islands Companies Act (the “Second Merger Effective Time”).

Section 3.10. Memorandum and Articles of Association of Second Merger Surviving Company. At the Second Merger Effective Time, in accordance with the Second Plan of Merger, the memorandum and articles of association of the Second Merger Surviving Company immediately prior to the Second Merger shall be its memorandum and articles of association after the Second Merger.

Section 3.11. Directors and Officers of the Second Merger Surviving Company. At the Second Merger Effective Time, the directors and officers of Merger Sub 2 as of immediately prior to the Second Merger Effective Time shall be the directors and officers of the Second Merger Surviving Company, unless otherwise determined by TDAC and the Company prior to the Second Merger Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Second Merger Surviving Company.

Section 3.12. Effects of the Second Merger on the Share Capital of the First Merger Surviving Company and Merger Sub 2. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of the Company, the First Merger Surviving Company or Merger Sub 2, each ordinary share of the First Merger Surviving Company, par value US$0.0001 per share, and each ordinary share of Merger Sub 2, par value US$1.00 per share, issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of the Second Merger Surviving Company. Such ordinary shares of the Second Merger Surviving Company shall constitute the only issued and outstanding share capital of the Second Merger Surviving Company upon the Second Merger Effective Time.

ARTICLE 4
Treatment of Securities; Closing Deliveries

Section 4.01. Treatment of Company Options and Warrants.

(a) Upon the consummation of the Recapitalization, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Recapitalization, automatically and without any action on the part of any holder or beneficiary thereof, shall be adjusted into an option (each, an “Adjusted Option”) to purchase Company Class A Ordinary Shares (in the case the holder thereof is not a Founder Party) or Company Class B Ordinary Shares (in the case the holder thereof is a Founder Party). Each such Adjusted Option shall be adjusted to be exercisable for that number of Company Class A Ordinary Shares or Company Class B Ordinary Shares, as applicable, determined by multiplying the number of Company Common Shares subject to such Company Option immediately prior to the Recapitalization by the Consolidation Factor, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Recapitalization by the Consolidation Factor, which quotient shall be rounded up to the nearest whole cent; provided, that the exercise price and the number of Company Class A Ordinary Shares or Company Class B Ordinary Shares purchasable under each Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Class A Ordinary Shares or Company Class B Ordinary Shares purchasable under such Adjusted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b) Upon the consummation of the Recapitalization, each Company Founder Warrant, that is outstanding and unexercised immediately prior to the Recapitalization, automatically and without any action on the part of any holder or beneficiary thereof, shall be adjusted into a warrant to purchase Company Class B Ordinary Shares on the same terms and conditions as set forth in the Contracts evidencing such Company Founder Warrants (except as necessary to give effect to the Recapitalization).

(c) Promptly following the Recapitalization, the Company shall deliver to each holder of Company Options and Company Founder Warrants a notice setting forth the effect of the Recapitalization on such holder’s Company Options and Company Founder Warrants.

(d) Prior to the Recapitalization, the Company shall have taken (or caused to be taken) all such actions as are reasonably necessary or appropriate to (i) effect the adjustment of Company Options and Company Founder Warrants pursuant to this Section 4.01 and (ii) make equitable changes or adjustments as the Company Board deems necessary or appropriate to the number and class of the Company shares or other stock or securities which may thereafter be issued in connection with future awards under the Company Equity Incentive Plan, in each case of (i) and (ii) in accordance with Applicable Law, the terms of the Company Equity Incentive Plan and any Contracts evidencing Company Options and Company Founder Warrants.

(e) On or prior to the Closing Date, the Company shall file an effective registration statement on Form S-8 with respect to Company Class A Ordinary Shares issuable under the Company Equity Incentive Plan.

(f) Set forth in Section 4.01 of the Company Disclosure Schedule is a Post-Closing fully diluted capitalization table as agreed by TDAC and the Company.

Section 4.02. Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver or cause to be delivered:

(i) the Registration Rights Agreement, duly executed by the Company and the respective Company Shareholders party thereto;

(ii) the Lock-Up Agreement, duly executed by the Company and the respective Company Shareholders party thereto; and

(iii) a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(b) At or prior to the Closing, TDAC shall deliver or cause to be delivered:

(i) the Registration Rights Agreement, duly executed by Sponsor; and

(ii) a certificate signed by an officer of TDAC, dated the Closing Date, certifying that the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

Section 4.03. Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Islands Companies Act, all TDAC Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by any TDAC Shareholder who has given a Written Objection (as defined in Section 4.03(d)) and who shall have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the First Merger, in accordance with Section 238 of the Cayman Islands Companies Act (the “TDAC Dissenting Shares” and holders of TDAC Dissenting Shares being referred to as “TDAC Dissenting Shareholders”) shall be cancelled and cease to exist at the First Merger Effective Time, and the TDAC Dissenting Shareholders shall not be entitled to receive the applicable Company Exchange Shares under Section 3.06(a)(i) and shall instead be entitled to receive only the payment of the fair value of such TDAC Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Islands Companies Act.

(b) For the avoidance of doubt, all TDAC Ordinary Shares held by TDAC Shareholders who have given a Written Objection who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Islands Companies Act shall thereupon (i) not be deemed to be TDAC Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the First Merger Effective Time, the right to receive the applicable Company Exchange Shares under Section 3.06(a)(i) in the manner provided in Section 4.04.

(c) TDAC shall provide to the Company (i) reasonably prompt notice of any notices of objection or notices of dissent to the First Merger or demands for appraisal under Section 238 of the Cayman Islands Companies Act received by TDAC, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Islands Companies Act and received by TDAC relating to the exercise of any rights to dissent from the First Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Islands Companies Act. TDAC shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the First Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands, such consent not to be unreasonably withheld, conditioned or delayed.

(d) If any TDAC Shareholder gives to TDAC, before the TDAC Shareholder Approval is obtained at the TDAC Shareholders Meeting, written objection to the First Merger (each a “Written Objection”) in accordance with Section 238(2) and Section 238(3) of the Cayman Islands Companies Act: (i) TDAC shall following the TDAC Shareholder Approval, in accordance with Section 238(4) of the Cayman Islands Companies Act, promptly, and in any case within twenty (20) days of obtaining the TDAC Shareholder Approval, give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such TDAC Shareholder who has made a Written Objection; (ii) TDAC Ordinary Shares held by TDAC Dissenting Shareholders shall be treated in accordance with Section 4.03(a); and (iii) unless TDAC and the Company elect by agreement in writing to waive this Section 4.03(d)(iii), no Party shall be obligated to effect the Closing, and the First Plan of Merger shall not be filed with the Cayman Islands Registrar of Companies, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given to each such TDAC Shareholder who has made a Written Objection (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Islands Companies Act, as referred to in Section 239(1) of the Cayman Islands Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.

Section 4.04. Exchange of Shares and Warrants.

(a) Immediately prior to or at the First Merger Effective Time, the Company shall deposit, or cause to be deposited, with an exchange agent selected by TDAC (the “Exchange Agent”): (i) evidence in book-entry form of Company Class A Ordinary Shares representing the number of Company Class A Ordinary Shares required to be issued to the holders of TDAC Ordinary Shares (other than TDAC Dissenting Shareholders) in connection with the First Merger as the Company Exchange Shares under Section 3.06(a)(i), and (ii) the Company Exchange Warrants.

(b) With respect to any holder of TDAC Ordinary Shares (other than TDAC Dissenting Shareholders) or TDAC Warrants, TDAC and the Company shall instruct the Exchange Agent to deliver to such holder (i) the Company Exchange Shares or (ii) the Company Exchange Warrants, as applicable, to which such holder is entitled pursuant to Section 3.06(a), at the First Merger Effective Time, and in exchange any outstanding TDAC Ordinary Shares or TDAC Warrants shall be cancelled as a result of the First Merger, without any further action by any party. If the Exchange Agent requires that, as a condition to receiving the Company Exchange Shares or Company Exchange Warrants, any holder of TDAC Ordinary Shares or TDAC Warrants deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the First Merger Effective Time, the Company shall cause the Exchange Agent to send to each holder of TDAC Ordinary Shares and each holder of TDAC Warrants a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of (i) each Company Exchange Share or (ii) the relevant Company Exchange Warrant, as applicable, to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as TDAC and the Company may reasonably specify) for use in such exchange, and no holder of TDAC Ordinary Shares or TDAC Warrants shall be entitled to receive the Company Exchange Shares or the Company Exchange Warrants, as applicable, unless such holder has delivered a completed and duly executed letter of transmittal to the Exchange Agent.

(c) From and after the First Merger Effective Time, any certificate(s) representing TDAC Ordinary Shares (other than TDAC Dissenting Shares) or TDAC Warrants shall be deemed to evidence such holder’s right to receive its respective portion of the Company Exchange Shares or Company Exchange Warrants, as applicable, into which such TDAC Ordinary Shares or TDAC Warrants shall have been converted by the First Merger. From and after the First Merger Effective Time, all previous holders of TDAC Ordinary Shares or TDAC Warrants shall cease to have any rights as shareholders or equityholders of TDAC other than the right to receive such holder’s respective portion of the Company Exchange Shares or the Company Exchange Warrants, as applicable, into which such TDAC Ordinary Shares and TDAC Warrants have been converted pursuant to this Agreement, without interest, or, in the case of TDAC Dissenting Shareholders, the right to receive the applicable payment as set forth in Section 4.03. From and after the First Merger Effective Time, there shall be no further registration of transfers of TDAC Ordinary Shares or TDAC Warrants on the register of members or transfer books of TDAC.

Section 4.05. No Liability; Withholding.

(a) None of the Parties, the Second Merger Surviving Company or the Exchange Agent shall be liable to any Person for any portion of the Company Exchange Shares or Company Exchange Warrants delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding any other provision of this Agreement, any portion of the Company Exchange Shares or Company Exchange Warrants that remains undistributed to the TDAC Shareholders as of immediately prior to the date on which the Company Exchange Shares or Company Exchange Warrants would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(b) Each of the Parties, the Second Merger Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any Applicable Law; provided, that if the Company or any party acting on its behalf determines that any payment hereunder is subject to deduction and/or withholding, then the Company shall (i) provide written notice to TDAC as soon as reasonably practicable after such determination and (ii) consult and cooperate with TDAC reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by Applicable Law. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with Applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 4.06. [Reserved]

Section 4.07. Founder IP Compensation.

(a) Prior to the Closing Date, in recognition of the Founder’s contributions to the Company and the development of key Intellectual Property Rights for the Company (the “Founder IP”), the Company shall reserve for issuance a number of Equity Securities (that shall be Class B Ordinary Shares upon Closing) of the Company, which would represent two and one-half percent (2.5%) of the total share capital of the Company on a fully diluted basis as of Closing (the “Cap”).

(b) To determine the actual number of Class B Ordinary Shares to be issued to the Founder (the “Founder IP Compensation Shares”), from and after the Closing Date, the Company shall, within ninety (90) days after the Closing, engage an independent third-party valuation firm to conduct an independent valuation of the Founder IP. Such valuation firm shall issue its final valuation report with respect to the Founder IP within two (2) months after engagement. Within one (1) month following the date of such report, the Company Board shall instruct its compensation committee to, and the compensation committee shall, within two (2) months of such instruction, review the final valuation report of the valuation firm, and determine the number of Founder IP Compensation Shares having an aggregate value equivalent to such fair valuation of Founder IP. The Founder IP Compensation Shares shall be issued to the Founder or an Affiliate designated by the Founder.

Section 4.08. IP Compensation Shares Procedures.

(a) At all times before the Founder IP Compensation Shares are issued to the Founder, the Company shall reserve and keep available for issuance a sufficient number of authorized and unissued Company Ordinary Shares to permit the Company to satisfy its issuance obligations set forth in Section 4.07 and shall take all actions required to increase the authorized number of Company Ordinary Shares if at any time there shall be insufficient authorized and unissued Company Ordinary Shares to permit such reservation.

(b) In the event that the Company shall at any time before the Founder IP Compensation Shares are issued to the Founder pay any dividend on Company Ordinary Shares by the issuance of additional Company Ordinary Shares, or effect a subdivision or combination or consolidation of the issued and outstanding Company Ordinary Shares (by reclassification or otherwise) into a greater or lesser number of Company Ordinary Shares, then the Cap for the Founder IP Compensation Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Company Ordinary Shares (including any other shares so reclassified as Company Ordinary Shares) issued and outstanding immediately after such event(s) and the denominator of which is the number of Company Ordinary Shares that were issued and outstanding immediately prior to such event(s).

(c) Before the Founder IP Compensation Shares are issued to the Founder, the Company shall take all reasonable efforts for (i) the Company to remain listed as a public company on, and for the Company Class A Ordinary Shares to be tradable over, the Nasdaq, and (ii) the Founder IP Compensation Shares, when issued, to be approved for listing on the Nasdaq.

(d) The rights of the Founder to receive, or designate his Affiliate(s) to receive, the Founder IP Compensation Shares are personal in nature and, except with the written consent of the Company, are non-transferable and non-assignable, except that the Founder shall be entitled to assign such rights by will or, by the laws of intestacy.

ARTICLE 5
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (subject to Section 12.15), the Company represents and warrants to TDAC as of the date hereof and as of the Closing Date as follows:

Section 5.01. Corporate Existence and Power.

(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b) A true and complete copy of the memorandum and articles of association, each as amended to date, of the Company (the “Company Existing AoA”) has been made available by the Company to TDAC. Such Company Existing AoA is in full force and effect and, if required under Applicable Law, has been registered with, as applicable, the appropriate Governmental Authorities. The Company is not in violation of any of the provisions of the Company Existing AoA.

(c) The Company is duly licensed or qualified and, where applicable, in good standing as a foreign company in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.02. Corporate Authorization.

(a) Each of the Company and the Acquisition Entities has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.03) to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, and the consummation of the Transactions, have been duly and validly authorized and approved by the Company Board and the board of directors of each Acquisition Entity and, except for (i) the Company Shareholder Approval and (ii) the adoption of this Agreement by the Company in its capacity as the sole shareholder of Merger Sub 1 and Merger Sub 2, no other corporate action on the part of the Company, any Acquisition Entity or any of their Subsidiaries or any holders of any Equity Securities of the Company, any Acquisition Entity or any of their Subsidiaries is necessary to authorize the execution and delivery by the Company and the Acquisition Entities of this Agreement or the Ancillary Agreements to which the Company or any Acquisition Entity is (or is specified to be) a party, the performance by the Company or any Acquisition Entity of its obligations hereunder and thereunder and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by each of the Company and the Acquisition Entities and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of each of the Company and the Acquisition Entities, enforceable against each of the Company and the Acquisition Entities in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company or any Acquisition Entity is (or is specified to be) a party, when executed and delivered by the Company or such Acquisition Entity, will be duly and validly executed and delivered by the Company or such Acquisition Entity, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company or such Acquisition Entity, enforceable against the Company or such Acquisition Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) At a meeting duly called and held, the Company Board has, by duly adopted resolutions, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company Shareholders, (iii) directed that the adoption of this Agreement be submitted for approval by the Company Shareholders and (iv) resolved to recommend that the Company Shareholders approve this Agreement and the transactions contemplated by this Agreement.

Section 5.03. Governmental Authorizations; Consents. Assuming the representations and warranties of TDAC contained in this Agreement and the Ancillary Agreements to which TDAC is or will be a party are true, correct and complete, no consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority is required on the part of the Company, its Subsidiaries or any Acquisition Entity with respect to the Company’s and the Acquisition Entities’ execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party or the consummation of the Transactions, except for (a) the filing of the First Plan of Merger, the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, (b) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (c) the filing (A) with the SEC of the Proxy Statement/Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (d) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement or the Ancillary Agreements, (e) approval for listing the Company Class A Ordinary Shares and Company Warrants issued pursuant to this Agreement on the Nasdaq, (f) any corporate authorizations that are described in Section 5.02(a), or (g) any consents, approvals, authorizations, designations, declarations, filings, notices or actions required on the part of the Company, its Subsidiaries or any Acquisition Entity pursuant to the French Subsidy Contract.

Section 5.04. Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company or any Acquisition Entity is (or is specified to be) a party by the Company or such Acquisition Entity and the consummation of the Transactions do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any Applicable Law, (b) contravene, conflict with, or violate any provision of, or result in the breach of, the memorandum and articles of association or other organizational documents of the Company or any of its Subsidiaries, (c) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.03, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of, any Significant Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in each case of clauses (a), (c) and (d) above, to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.05. Subsidiaries.

(a) The Subsidiaries of the Company are set forth on Section 5.05 of the Company Disclosure Schedule. Each of the Subsidiaries of the Company has been duly incorporated, formed or organized and is validly existing and in good standing, where applicable, under the Applicable Laws of its jurisdiction of incorporation, formation or organization and has all requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to TDAC, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.

Section 5.06. Capitalization.

(a) Except as disclosed in Section 5.06(a) of the Company Disclosure Schedule, all of the issued and outstanding Company Common Shares and Company Preferred Shares have been duly authorized and validly issued in accordance with all Applicable Laws, including all applicable federal securities laws, and the organizational documents of the Company, and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Common Shares and Company Preferred Shares), other than generally applicable transfer restrictions imposed by applicable securities laws. Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all the Company Common Shares and Company Preferred Shares that are authorized, issued or outstanding and the holders of such Company Common Shares and Company Preferred Shares. Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding Equity Securities of the Company.

(b) Set forth on Section 5.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of Equity Securities authorized, issued and outstanding (including the holder of any such Equity Securities) for each such Subsidiary and (ii) the outstanding Equity Securities of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding Equity Securities of each Subsidiary of the Company free and clear of any Liens other than Permitted Liens.

(c) Set forth on Section 5.06(c) of the Company Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of all the Company Options and Company Founder Warrants that are authorized, issued or outstanding and any applicable exercise price, vesting schedule, grant date and expiration date of such Company Options and Company Founder Warrants (as the case may be). Other than the Company Options and Company Founder Warrants and as set forth on Section 5.06(a) of the Company Disclosure Schedule or Section 5.06(b) of the Company Disclosure Schedule, there are no Equity Securities of the Company or any Subsidiary of the Company. Except as set forth in Section 5.06(c) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company or any Subsidiary of the Company may vote. Each Company Option was granted (i) with a per share exercise price that was not less than the fair market value of a Company Common Share on the date of grant, (ii) in accordance with the terms of the Company Equity Incentive Plan and (iii) in accordance with, or pursuant to compliant reliance on an exemption from, applicable securities law. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding Equity Securities of the Company or any Subsidiary of the Company. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of the Company or any Subsidiary of the Company.

(d) The Company Class A Ordinary Shares to be issued to the holders of TDAC Ordinary Shares pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and non-assessable, (ii) be issued in compliance in all respects with Applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to such holders with good and valid title, free and clear of any Liens (other than Permitted Liens) other than any restrictions on transfer under this Agreement, any of the Ancillary Agreements or Applicable Law.

Section 5.07. Financial Statements.

(a) Attached as Section 5.07(a) of the Company Disclosure Schedule are true and complete copies of the draft unaudited consolidated balance sheets of the Company and its Subsidiaries and related consolidated statements of comprehensive income, of changes in equity and of cash flows as of and for the fiscal years ended December 31, 2024 and December 31, 2025, prepared in accordance with IFRS (the “Draft Unaudited IFRS Financial Statements”). The Draft Unaudited IFRS Financial Statements present fairly, in all material respects, the consolidated balance sheet, comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Draft Unaudited IFRS Financial Statements in conformity with IFRS, consistently applied throughout the periods indicated. When included in the Proxy Statement and the Registration Statement pursuant to Section 9.04(e), the Draft Unaudited IFRS Financial Statements, as finalized and no longer in draft form (the “Audited IFRS Financial Statements”), and the Interim IFRS Financial Statements (if applicable pursuant to Section 9.04(e)), shall be prepared in conformity with IFRS, consistently applied throughout the periods indicated (except, in the case of the Interim IFRS Financial Statements, for the absence of footnotes and other presentation items required by IFRS and for normal and recurring year-end adjustments that are not material).

(b) On the Closing Date, the Audited IFRS Financial Statements will have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act. The Interim IFRS Financial Statements (if applicable pursuant to Section 9.04(e)) have been prepared in accordance with IFRS and Regulation S-X and reviewed by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act in accordance with PCAOB Auditing Standard 4105.

(c) As of the date hereof, the Company and its Subsidiaries have established and maintained systems of internal controls over financial reporting. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS, and to maintain accountability for the Company’s and its Subsidiaries’ assets and (iii) material information is communicated to management as appropriate. None of the Company, its Subsidiaries, or, to the knowledge of the Company, an independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized or maintained by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized or maintained by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Draft Unaudited IFRS Financial Statements.

(e) For the fiscal years ended December 31, 2024 and December 31, 2025, neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(f) As of the date hereof, the Company and its Subsidiaries have aggregate net cash of $100,000,000 and do not have any Indebtedness except as set forth in Section 5.07(f) of the Company Disclosure Schedule.

Section 5.08. Undisclosed Liabilities.

(a) Each of the Acquisition Entities was incorporated solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Second Merger Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(b) There is no liability, debt or obligation of the Company or any of its Subsidiaries (x) required to be set forth on a balance sheet of the Company in accordance with IFRS or (y) that is material, in each case except for liabilities, debts and obligations (i) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of December 31, 2025 included in the Draft Unaudited IFRS Financial Statements, (ii) that have arisen since December 31, 2025 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, infringement or violation of Applicable Law by the Company or any of its Subsidiaries), (iii) incurred in connection with the transactions contemplated by this Agreement, or (iv) that are executory obligations under any Contracts that are in effect as of the date hereof (excluding any liabilities arising from a breach of Contract).

Section 5.09. Absence of Changes.

(a) Since December 31, 2025, there has not been any Company Material Adverse Effect.

(b) Since December 31, 2025, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Sections 7.01(c), (e), (f), (g), (h), (j), (l), (m), (p), (r) (to the extent related to clauses (c), (e), (f), (g), (h), (j), (l), (m), (p) and (r)) if such action had been taken (or failed to be taken) after the date of this Agreement.

Section 5.10. Litigation and Proceedings. Except as set forth in Section 5.10 of the Company Disclosure Schedule, since January 1, 2024, there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2024, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order.

Section 5.11. Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2024, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a material violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged material violation of any Applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any Applicable Law, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Applicable Law.

(b) The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, and (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2024, in compliance with all material Company Permits applicable to the Company or such Subsidiary and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default under such Company Permits, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Section 5.11(b) of the Company Disclosure Schedule contains a true and complete list of all material Company Permits.

Section 5.12. Significant Contracts.

(a) Section 5.12(a) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party or is bound by falling within the following categories and in effect as of the date hereof (each Contract required to be listed on Section 5.12(a) of the Company Disclosure Schedule and, as of the Closing, any other Contract in effect that would have been required to be disclosed pursuant to Section 5.12(a) if in effect on the date hereof, a “Significant Contract”):

(i) any Contract, the performance of which involves payments or expected payments (A) by the Company or its Subsidiaries in the aggregate in excess of $500,000 in any of the fiscal years ended December 31, 2024 or December 31, 2025 or (B) to the Company or its Subsidiaries in the aggregate in excess of $150,000 in any of the fiscal years ended December 31, 2024 or December 31, 2025;

(ii) any Contract for the voting of Equity Securities of the Company or any of its Subsidiaries;

(iii) any Contract with a Top 5 Vendor or Top 5 Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business) in the fiscal year ended December 31, 2025;

(iv) each employment Contract with any of the following employees of the Company or one of its Subsidiaries: Yang, Szu-Nan, Hsieh, Wen-Kai, Belov Dmiry, Lee, Pan-Yun and Huang, Chia-Chi;

(v) each collective bargaining Contract (a “Labor Contract”);

(vi) any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property;

(vii) (A) any Contract under which the Company or any of its Subsidiaries has granted to a third party any right, license, sublicense or covenant not to sue with respect to any material Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any right, license, sublicense or covenant not to sue from a third party with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries, other than non-exclusive licenses of commercial off-the-shelf software that are available to the public generally with annual license, maintenance, support and other fees of less than $250,000;

(viii) the form of any Contract that (A)(1) contains a covenant not to complete in any line of business or solicit individuals for employment, provided, that such Contracts were executed during the three (3) year period ending on the date hereof, (2) grants exclusive or preferential rights or “most favored nations” status to any Person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $1,000,000 in the aggregate during any fiscal years ended December 31, 2024 or December 31, 2025, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners, in each case of (A) and (B), other than non-disclosure agreements, confidentiality agreements, advisory agreements and consultancy agreements entered into in the Ordinary Course of Business;

(ix) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any Indebtedness, (C) extended credit to any Person (other than Contracts (1) involving immaterial advances made to an employee of the Company or any of its Subsidiaries or (2) for goods and services, in each case in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $2,000,000;

(x) any Contract with any Governmental Authority;

(xi) each Contract with a Related Party (other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business);

(xii) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making of payments by the Company and its Subsidiaries after the Closing Date in excess of $2,000,000;

(xiii) any Contract establishing any joint venture, strategic alliance, partnership or other collaboration, except for any Contract where the Company and the counterparty are only at an initial, preliminary or exploratory stage of any of the foregoing arrangements;

(xiv) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary), except where such resolution or settlement solely involves monetary obligations not exceeding $250,000; and

(xv) any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.

(b) True and correct copies of each Significant Contract, or descriptions thereof (as set forth in Section 5.12(a) of the Company Disclosure Schedule), as of the date hereof have been delivered to or made available to TDAC. Each Significant Contract is in full force and effect and represents the legal, valid and binding obligations of the Company, and to the knowledge of the Company the other parties thereto, and is enforceable against the Company, and to the knowledge of the Company against the other parties thereto, in accordance with its terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in breach of or in default under such Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of any material breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, no party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.

Section 5.13. Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all patents, patent applications, registered trademarks, trademark applications, service marks, and service mark applications, in each case owned by the Company or its Subsidiaries, as of the date of this Agreement (the “Registered Intellectual Property”), including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the applicable application, registration or issue date. Each item of Registered Intellectual Property that is material to the business of the Company and its Subsidiaries (A) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part and (B) has been maintained effective, valid and enforceable by all requisite filings, renewals and payments.

(b) the Company and its Subsidiaries (i) solely and exclusively own all right, title and interest in and to the Owned Intellectual Property (including all Registered Intellectual Property) free and clear of all Liens (other than any Permitted Liens) and (ii) to the knowledge of the Company, have a valid and enforceable right to use all material Licensed Intellectual Property.

(c) the Company and its Subsidiaries use commercially reasonable efforts in accordance with generally accepted industry practice to maintain, enforce and protect the confidentiality of all material Trade Secrets owned by the Company and its Subsidiaries the value of which to their business is contingent upon maintaining the confidentiality thereof, including maintaining policies requiring all employees, consultants and independent contractors authorized to use or access any such Trade Secrets to agree to maintain the confidentiality thereof. To the knowledge of the Company, there has been no disclosure of any material Trade Secrets owned by the Company other than to employees, contractors, consultants, representatives and agents of the Company or any of its Subsidiaries under written confidentiality agreements.

(d) the Company and its Subsidiaries own or have a valid and enforceable right to use any and all Intellectual Property used in or material to the conduct of the business of the Company and its Subsidiaries as currently conducted. The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result in the loss, alteration, encumbrance, termination, extinguishment or impairment of any material Owned Intellectual Property or any material Licensed Intellectual Property.

(e) neither the Company nor any of its Subsidiaries, nor the conduct of their business, has, since January 1, 2024, infringed, misappropriated or otherwise violated, nor are any of them infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights, in any manner that would, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. No Action is pending or, to the knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or Licensed Intellectual Property, in each case of (i) and (ii), the adverse result or conclusion of which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, no third party has, since January 1, 2024, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property, except as would not reasonably be expected to result in a Company Material Adverse Effect. No Action by or on behalf of the Company or its Subsidiaries against a third party with respect to the alleged infringement, misappropriation or other violation of the Owned Intellectual Property is currently pending or threatened in writing.

(f) no funding, facilities, personnel or resources of any Governmental Authority or any university, college, research institute or other educational institution was used in the development of any Owned Intellectual Property, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution obtaining ownership or other rights to any material Intellectual Property.

(g) all current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have transferred all of their rights, title and interest in and to such Intellectual Property to the Company or one of its Subsidiaries pursuant to written agreements containing self-executing present-tense assignment language. To the knowledge of the Company, no such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.

Section 5.14. [Reserved]

Section 5.15. Company Benefit Plans.

(a) Section 5.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan and specifies whether such plan is a U.S. Plan or an International Plan. A “Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other change in control, transaction bonus, equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement benefits (including compensation, pension, health, medical or insurance benefits), health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance), in each case whether written or unwritten (i) that is maintained, sponsored, administered, entered into or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or (ii) under which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability. As of the date hereof, neither the Company nor any of its Subsidiaries has made any written commitment to establish or contribute to any new material Company Benefit Plan or materially modify any existing Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to TDAC copies of, if applicable, (i) such Company Benefit Plan and any amendments thereto (or, if oral, a written summary thereof), (ii) any trust or funding agreement related thereto, (iii) the most recent summary plan description (if applicable), (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (v) all material correspondence or other communications received from any Governmental Authority in the last two (2) fiscal years regarding such Company Benefit Plan, (vi) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vii) if such Company Benefit Plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents provided in clauses (i) through (vi).

(c) Each Company Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and all Applicable Laws, including ERISA and the Code. For the fiscal years ended December 31, 2024 and December 31, 2025, all contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made in all material respects.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Benefit Plan that is intended to be so qualified. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan in connection with which the Company reasonably could be subject to a material tax or penalty.

(e) None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) that is treated as a “single employer” together with, or under “common control” or part of a “controlled group” with, any of the foregoing (within the meaning of Section 414(b), (c), (m), or (o) of the Code) sponsors, maintains, contributes to (or is obligated to contribute to), or has any liability in respect of, or at any time since January 1, 2024, has sponsored, maintained, contributed to (or was obligated to contribute to), or had any liability in respect of, (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) a “multiple employer plan” (as described in Section 210 of ERISA). No Company Benefit Plan provides any post-termination or retiree life insurance, health insurance, or other employee welfare benefits to any Person, except as may be required by Applicable Law.

(f) There are, and since January 1, 2024, there have been, (i) no pending or, to the knowledge of the Company, written threats of Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or proceedings pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority with respect to any Company Benefit Plan.

(g) Each International Plan (i) has been maintained in compliance in all material respects with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets the requirements for such treatment in all material respects, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(h) Except as disclosed on Section 5.15(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise) becoming due to any current or former Service Provider, (ii) result in any forgiveness of Indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits except as required under Section 411(d)(3) of the Code, or require the funding of any Company Benefit Plan, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

Section 5.16. Labor Matters.

(a) Section 5.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all current employees ranking senior manager or above of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee, to the extent disclosure of such information is not prohibited by Applicable Law: (i) the employee’s name or personal identifier, (ii) the position held by the employee (and whether part- or full-time), (iii) the employee’s principal location of employment and the name of the applicable employer entity, (iv) the employee’s date of hire (and service period for the purpose of employee-related entitlements if not tied to date of hire), and (v) exempt or non-exempt status under the Fair Labor Standards Act (for Company employees located in the United States). In addition, Section 5.16(a) of the Company Disclosure Schedule separately sets forth, for each individual independent contractor currently engaged by the Company or any of its Subsidiaries, such contractor’s name and a description of the nature of his/her services. Ten (10) days prior to the Closing Date, the Company shall provide TDAC with a true, complete and accurate list with all of the information set forth above updated as of such date.

(b) Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c) Except as set forth in Section 5.16(c) of the Company Disclosure Schedule, since January 1, 2024, (i) the Company and each of its Subsidiaries have been in compliance in all material respects with all Applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans and wage payment, (ii) there have been no pending or, to the knowledge of the Company, complaints threatened in writing against the Company or its Subsidiaries regarding unfair labor practices before any Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate any), strike, labor dispute, slowdown, work stoppage or other labor stoppage with respect to the Company or any of its Subsidiaries, and (iv) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or similar Applicable Law that remains unsatisfied.

(d) Since January 1, 2024, (i) no Service Provider has, to the knowledge of the Company, made allegations of sexual harassment against (A) any current or former executive officer or director of the Company or its Subsidiaries or (B) any Company employee who, directly or indirectly, supervises at least ten (10) Service Providers, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider ranking senior manager or above.

Section 5.17. Taxes.

(a) All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with IFRS.

(c) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Draft Unaudited IFRS Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business.

(e) All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f) None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven (7) months obtained in the Ordinary Course of Business), which extension is currently in effect.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes or (ii) any such agreement solely among the Company and its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k) Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any deferred revenue or prepaid amount received on or prior to the Closing outside the Ordinary Course of Business.

(m) Neither the Company nor any of its Subsidiaries has any obligation to make any payment described in Section 965(h) of the Code.

(n) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that the Company and its Subsidiaries have utilized.

(p) To the knowledge of the Company, there are no facts, circumstances or plans that are not specifically contemplated by this Agreement and, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(q) Neither the Company nor any of its Subsidiaries has, or since January 1, 2024, has had, a permanent establishment in any country other than the country of its organization, or is, or since January 1, 2024, has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(r) The Company is in compliance in all material respects with any applicable transfer pricing laws and regulations.

(s) As of the Closing, Merger Sub 2 will have timely filed a valid IRS Form 8832 electing to be disregarded as an entity separate from the Company for U.S. federal income tax purposes effective as of the day of its formation and will not subsequently change such classification. As of the Closing, Merger Sub 1 will have timely filed a valid IRS Form 8832 electing to be treated as a corporation for U.S. federal income tax purposes effective as of the day of its formation and will not subsequently change such classification. As of immediately prior to the First Merger Effective Time and the Second Merger Effective Time, respectively, Merger Sub 1 and Merger Sub 2 shall be direct, wholly owned Subsidiaries of the Company.

Section 5.18. Insurance. Section 5.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to TDAC. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy; (c) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2024; and (e) there are no claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries has any material self-insurance programs. There is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy. The insurance policies provide coverage to the Company and its Subsidiaries that are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).

Section 5.19. Real Property; Assets.

(a) Neither the Company nor any of its Subsidiaries owns or has owned any real property. Section 5.19(a) of the Company Disclosure Schedule (i) correctly describes, as of the date hereof, all real property that the Company and its Subsidiaries lease, sublease, use, license or operate and (ii) contains a complete and accurate list of Leased Real Property. The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.

(b) Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect. The Company and its Subsidiaries has valid leasehold interests in, and enjoy undisturbed possession of, all Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.

(c) Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have mortgaged, deeded in trust, collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

(d) There are no pending or, to the knowledge of the Company, threatened (i) Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or (ii) sales or dispositions in relation to any such Action or proceeding. There is no purchase option, right of first refusal, first option or other similar right held by the Company or any of its Subsidiaries with respect to, or any real estate, building or other improvement affected by, any portion of the Leased Real Property.

(e) The Company and its Subsidiaries have good title to, or in the case of leased properties and assets, have valid leasehold interests in, all of the property and assets (whether personal, tangible or intangible) reflected on the Draft Unaudited IFRS Financial Statements or acquired by the Company and its Subsidiaries after the date of the Draft Unaudited IFRS Financial Statements, except for (i) properties, assets and rights sold since the date of the Draft Unaudited IFRS Financial Statements in the Ordinary Course of Business (or, with respect to such properties and assets sold after the date of this Agreement, as permitted pursuant to Section 7.01), (ii) where the failure to have such good title or valid leasehold interests would not be material to the Company and its Subsidiaries, taken as a whole, or (iii) Intellectual Property or Company IT Systems (which are the subject of Section 5.13). None of such property, assets and rights is subject to any Lien (other than Permitted Liens).

Section 5.20. Environmental Matters. The operations of the Company and its Subsidiaries do not involve the use, disposal or release of hazardous or toxic substances or the protection or restoration of the environment or human exposure to hazardous or toxic substances. Since January 1, 2024, neither the Company nor any of its Subsidiaries has been penalized by Governmental Authorities for violation of any Applicable Law relating to pollution or the protection of the environment.

Section 5.21. Affiliate Transactions. Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries) or as set forth in Section 5.21 of the Company Disclosure Schedule, for the fiscal years ended December 31, 2024 and December 31, 2025, no (a) Company Shareholder holding 5% or more of the Company Common Shares (on an as-converted basis), (b) former or current director, officer, manager of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 5.22. Vendors. Section 5.22 of the Company Disclosure Schedule contains a complete and accurate list or description of  the Top 5 Vendors, and the amount of consideration paid to such suppliers for such period. Except as disclosed in Section 5.22 of the Company Disclosure Schedule, since December 31, 2025, no Top 5 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top 5 Vendors stating the intention of such Person to do so.

Section 5.23. Customers. Section 5.23 of the Company Disclosure Schedule contains a complete and accurate list or description of the Top 5 Customers, and the amount of consideration paid by such customers for such period. Except as disclosed in Section 5.23 of the Company Disclosure Schedule, since December 31, 2025, no Top 5 Customer has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of purchases, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top 5 Customers stating the intention of such Person to do so.

Section 5.24. Certain Business Practices; Anti-Corruption.

(a) The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, and, to the knowledge of the Company, employees (other than officers and directors), agents, representatives or other Persons acting on its behalf, have complied with, are and will be in compliance with Anti-Corruption Laws.

(b) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective officers, directors, or, to the knowledge of the Company, any employees (other than officers and directors), agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c) The Company and each of its Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(d) Since January 1, 2024, neither the Company nor any of its Subsidiaries’ respective beneficial owners, officers, or directors is or has been a Government Official or a close family member of a Government Official.

(e) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ directors, officers, nor, to the knowledge of the Company, any of the Company’s Affiliates, employees (other than officers and directors), agents or representatives or other Persons acting on its behalf, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine). Neither the Company nor any of its Subsidiaries has, in the past two (2) years, conducted business with any Person or entity, or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf, that is (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine), in either case in violation of the Sanctions.

(f) The operations of the Company and each of its Subsidiaries are and have been conducted at all times in the past two (2) years in compliance with all applicable financial recordkeeping and reporting requirements in all material respects, including those of the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no Action involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

Section 5.25. Registration Statement and Proxy Statement. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to TDAC Shareholders, and at the time of the TDAC Extraordinary General Meeting, assuming the disclosures of TDAC and its Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of the Company or the Acquisition Entities in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that the Company or any Acquisition Entity is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.26. Brokers’ Fees. Section 5.26 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person that is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.27. No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to TDAC. Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to TDAC or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the representations and warranties made by the Company and the Acquisition Entities to TDAC in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company and the Acquisition Entities in this Article 5 and as may be provided in the Ancillary Agreements. The Company and the Acquisition Entities acknowledge and agree that, except for the representations and warranties contained in Article 6 or the Ancillary Agreements, neither TDAC nor any of its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding TDAC or the transactions contemplated hereunder or thereunder, including in respect of TDAC, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 6 or the Ancillary Agreements. None of the Company and the Acquisition Entities is relying on any representations or warranties other than those representations or warranties set forth in Article 6 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.27 shall limit TDAC’s remedies in the event of fraud.

ARTICLE 6
Representations and Warranties of TDAC

Except as set forth in the TDAC Disclosure Schedule (subject to Section 12.15) or in any publicly available SEC Document filed by TDAC at least two (2) Business Days before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature, except for any specific factual information contained therein, which shall not be excluded), TDAC represents and warrants to the Company as of the date hereof and as of the Closing as follows:

Section 6.01. Corporate Existence and Power.

(a) TDAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b) A true and complete copy of the TDAC Governing Document has been made available by TDAC to the Company. The TDAC Governing Document is in full force and effect and TDAC is not in violation of any of the provisions thereof.

(c) TDAC is duly licensed or qualified and, where applicable, in good standing as a foreign company or other entity in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a TDAC Material Adverse Effect.

Section 6.02. Corporate Authorization.

(a) TDAC has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which TDAC is (or is specified to be) a party and to perform all obligations to be performed by it hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which TDAC is (or is specified to be) a party, and the consummation of the Transactions, have been duly and validly authorized and approved by the board of directors of TDAC, and no other corporate or similar organizational action on the part of TDAC or any holders of any Equity Securities of TDAC is necessary to authorize the execution and delivery by TDAC of this Agreement or the Ancillary Agreements to which TDAC is (or is specified to be) a party, the performance by TDAC of its obligations hereunder and thereunder and the consummation of the Transactions, other than the TDAC Shareholder Approval. This Agreement has been duly and validly executed and delivered by TDAC and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of TDAC, enforceable against TDAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which TDAC is (or is specified to be) a party, when executed and delivered by TDAC, will be duly and validly executed and delivered by TDAC, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of TDAC, enforceable against TDAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The TDAC Shareholder Approval is the only vote of any of TDAC’s shareholders necessary in connection with the entry into this Agreement by TDAC, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the board of directors of TDAC has unanimously: (i) approved this Agreement and the transactions contemplated by this Agreement; (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of TDAC’s shareholders; (iii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable; (iv) approved the transactions contemplated by this Agreement as a Business Combination; and (v) resolved to recommend to the Pre-Closing TDAC Holders approval of the transactions contemplated by this Agreement (the “TDAC Board Recommendation”).

Section 6.03. Governmental Authorizations; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of TDAC with respect to TDAC’s execution, delivery and performance of this Agreement or any Ancillary Agreement to which TDAC is (or is specified to be) a party or the consummation of the Transactions, except for (a) the filing of the First Plan of Merger, the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, (b) the declaration of effectiveness of the Registration Statement and the Proxy Statement by the SEC, (c) the TDAC Shareholder Approval, or (d) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to TDAC.

Section 6.04. Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which TDAC is (or is specified to be) a party by TDAC and the consummation of the Transactions do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any Applicable Law, or the TDAC Governing Document, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.03, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which TDAC is a party or by which TDAC is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any such material Contract, or (c) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of TDAC or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except in each case of clauses (a), (b) and (c) above to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a TDAC Material Adverse Effect.

Section 6.05. Litigation and Proceedings. There are no Actions pending before or by any Governmental Authority or, to the knowledge of TDAC, threatened, against TDAC or, to the knowledge of TDAC, any of its directors in their capacity as such, that, in each case, would reasonably be expected to be, individually or in the aggregate, material to TDAC or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon TDAC.

Section 6.06. TDAC Capitalization.

(a) As of the date hereof, the authorized share capital of TDAC consists of  (i) 100,000,000 TDAC Class A Ordinary Shares, of which 17,250,000 TDAC Class A Ordinary Shares are issued and outstanding (assuming the full separation of the TDAC Units), (ii) 10,000,000 TDAC Class B Ordinary Shares, of which 4,657,500 TDAC Class B Ordinary Shares are issued and outstanding, and (iii) 1,000,000 preference shares of TDAC, par value $0.0001 per share, of which no preference shares are issued and outstanding. As of the date hereof, there are 8,625,000 issued and outstanding TDAC Warrants that were created in connection to the original 17,250,000 TDAC Class A Ordinary Units, which will entitle the holders thereof to purchase TDAC Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. As of the date hereof, there are 7,075,000 private placement warrants which upon the consummation of a Business Combination will entitle the holders thereof to purchase TDAC Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding TDAC Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and (ii) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities).

(b) Except for TDAC Ordinary Shares and TDAC Warrants as set forth in Section 6.06(a), there are no Equity Securities of TDAC. Other than the TDAC Shareholder Redemption Right, there are no outstanding contractual obligations of TDAC to repurchase, redeem or otherwise acquire any Equity Securities of TDAC.

Section 6.07. Undisclosed Liabilities. There is no material liability, debt or obligation of TDAC, except for liabilities, debts and obligations (i) reflected or reserved for on TDAC’s balance sheet for the fiscal year ended December 31, 2025 as reported on Form 10-K or disclosed in the notes thereto, (ii) that have arisen since December 31, 2025 in the ordinary course of the operation of business of TDAC or (iii) incurred in connection with the Transactions.

Section 6.08. TDAC SEC Documents; Controls.

(a) Since December 23, 2024, TDAC has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all materials respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to TDAC’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No written notice of any SEC review or investigation of TDAC or the SEC Documents has been received by TDAC.

(b) The financial statements of TDAC included in the SEC Documents, including all notes and schedules thereto, complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of TDAC, as of their respective dates, and the results of operations and cash flows of TDAC, for the periods presented therein.

(c) TDAC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq). TDAC’s disclosure controls and procedures are (i) designed to provide reasonable assurance regarding the reliability of TDAC’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and (ii) reasonably designed to ensure that material information relating to TDAC is accumulated and communicated to TDAC’s management as appropriate. Since TDAC’s formation, there have been no significant deficiencies or material weakness in TDAC’s internal control over financial reporting (whether or not remediated) and no change in TDAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, TDAC’s internal control over financial reporting.

Section 6.09. Listing. The issued and outstanding TDAC Units, TDAC Class A Ordinary Shares and TDAC Warrants issued as part of the TDAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “TDACU,” “TDAC” and “TDACW” respectively. As of the date hereof, TDAC is in compliance with the rules of Nasdaq and there is no Action pending, or to the knowledge of TDAC, threatened against TDAC by Nasdaq or the SEC with respect to any intention by such entity to deregister any TDAC Ordinary Shares or prohibit or terminate the listing of any TDAC Ordinary Shares on Nasdaq. TDAC has not taken any action in an attempt to terminate the registration of TDAC Units, TDAC Ordinary Shares or TDAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.10. Registration Statement and Proxy Statement. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to TDAC Shareholders, and at the time of the TDAC Extraordinary General Meeting, assuming the disclosures of the Company and its Subsidiaries and Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of TDAC in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that TDAC is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.11. Trust Account. As of the date of this Agreement, TDAC has (and, assuming no holders of TDAC Ordinary Shares exercise the TDAC Shareholder Redemption Right, will have immediately prior to the Closing) at least $172,500,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of TDAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of TDAC Ordinary Shares who shall have exercised their TDAC Shareholder Redemption Right and (y) any underwriters in connection with TDAC’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Prospectus) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay Taxes from any interest income earned in the Trust Account and (ii) to redeem TDAC Class A Ordinary Shares pursuant to the TDAC Shareholder Redemption Right. TDAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of TDAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of TDAC, threatened with respect to the Trust Account.

Section 6.12. Absence of Certain Changes. Since its formation through the date of this Agreement, TDAC has not (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a TDAC Material Adverse Effect. Except as set forth in TDAC’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2025 through the date of this Agreement, there has not been any action taken or agreed upon by TDAC that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.

Section 6.13. Compliance with Laws; Permits. TDAC and each of its officers, directors and employees are, and since its date of formation have been, in compliance with all Applicable Laws in all material respects. Since TDAC’s date of formation, (a) TDAC has not been subjected to, or received any notification from, any Governmental Authority of a violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, (b) to the knowledge of TDAC, no claims have been filed against TDAC with any Governmental Authority alleging any material failure by TDAC to comply with any Applicable Law, and (c) TDAC has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Applicable Law.

Section 6.14. Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which TDAC is a party or by which TDAC’s properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by TDAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of TDAC as its business is currently conducted, any acquisition of material property by TDAC, or restricts in any material respect the ability of TDAC from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “TDAC Material Contract”). All TDAC Material Contracts have been made available to the Company.

Section 6.15. Employees and Employee Benefits Plans. TDAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of TDAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by TDAC’s officers and directors in connection with activities on TDAC’s behalf in an aggregate amount not in excess of the amount of cash held by TDAC outside of the Trust Account (exclusive of the proceeds from the PIPE Investments), TDAC has no unsatisfied material liability with respect to any officer or director.

Section 6.16. Properties. TDAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property (other than trademarks to its name). TDAC does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 6.17. Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of TDAC Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between TDAC, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of TDAC, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the TDAC Ordinary Shares or, to the knowledge of TDAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to TDAC, on the one hand, to or by Sponsor or any such director, officer, employee, shareholder, warrant holder, Affiliate, beneficial owner, associate or immediate family member, on the other hand, and (b) none of the present or former directors or officers of TDAC, Sponsor, any beneficial owner of 5% or more of the TDAC Ordinary Shares or, to the knowledge of TDAC, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that TDAC uses, owns or leases (other than through any Equity Securities of TDAC) or (ii) any customer, vendor or other material business relation of TDAC or Sponsor.

Section 6.18. Taxes.

(a) All income and other material Tax Returns required to be filed by TDAC (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.

(b) TDAC has paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by TDAC, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(c) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of TDAC.

(d) TDAC does not have any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the financial statements of TDAC included in the SEC Documents, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in the Ordinary Course of Business.

(e) All material amounts of Taxes required to be withheld by TDAC have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f) TDAC has not received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for Taxes of TDAC, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from TDAC, and TDAC has not received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g) No written claim has been made by any Governmental Authority in a jurisdiction where TDAC does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(h) TDAC does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. TDAC has not extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business), which extension is currently in effect.

(i) TDAC is not a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes.

(j) TDAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k) TDAC has never been a member of an Affiliated Group. TDAC does not have liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).

(l) TDAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any prepaid amount received on or prior to the Closing outside the Ordinary Course of Business.

(m) TDAC does not have any obligation to make any payment described in Section 965(h) of the Code.

(n) TDAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) TDAC has complied in all material respects with the conditions stipulated in each Tax Grant that TDAC has utilized.

(p) To the knowledge of TDAC, there are no facts, circumstances or plans that are not specifically contemplated by this Agreement and that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(q) TDAC does not have, and since its incorporation has not had, a permanent establishment in any country other than the country of its organization, and is not, and since its incorporation has not been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(r) TDAC is in compliance in all material respects with any applicable transfer pricing laws and regulations.

Section 6.19. [Reserved]

Section 6.20. Certain Business Practices; Anti-Corruption.

(a) TDAC and its Affiliates, officers, directors, managers, employees, and, to the knowledge of TDAC, all agents, representatives or other Persons acting on behalf of TDAC, have complied with and are in compliance in all respects with Anti-Corruption Laws.

(b) Neither TDAC nor any of TDAC’s Affiliates, officers, directors, managers, employees, or, to the knowledge of TDAC, any agents, representatives or other Persons acting on behalf of TDAC, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c) TDAC has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(d) Neither TDAC, nor, to the knowledge of TDAC, any of TDAC’s Affiliates or any of its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine). TDAC has not conducted business with any Person or entity, or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf, that is (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine), in either case in violation of the Sanctions.

(e) The operations of TDAC are and have been conducted at all times in material compliance with all Anti-Money Laundering Laws.

Section 6.21. Independent Investigation. TDAC and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and TDAC acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. TDAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Shareholders set forth in the Ancillary Agreements; and (b) none of the Company, its Subsidiaries and Affiliates and their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.21 shall limit TDAC’s remedies in the event of fraud.

Section 6.22. Brokers’ Fees. Except fees described on Section 6.22 of the TDAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by TDAC or any of its Affiliates.

Section 6.23. No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, neither TDAC nor any of its directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to the Company or any Company Shareholder. Neither TDAC nor any of its directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any information regarding TDAC or otherwise, except for the representations and warranties made by TDAC to the Company in this Article 6 and the representations and warranties as may be provided in the Ancillary Agreements. TDAC hereby expressly disclaims any representations or warranties other than those expressly given by TDAC in this Article 6 and as may be provided in the Ancillary Agreements. TDAC acknowledges and agrees that, except for the representations and warranties contained in Article 5 or the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder or thereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or the Ancillary Agreements. TDAC is not relying on any representations or warranties other than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.23 shall limit the Company’s remedies in the event of fraud.

ARTICLE 7
Covenants of the Company

Section 7.01. Conduct of Business. From the date of this Agreement until the Closing Date (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 7.01 of the Company Disclosure Schedule, as expressly required by this Agreement, as consented to by TDAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, TDAC shall be deemed to have consented if TDAC does not object or request further information with respect to such Company Request in writing (which objection or request shall be made via email) within forty-eight (48) hours after a written request for such consent is delivered (which delivery shall be made via email) to Michael B. Hoffman (michael@stonecappartners.com) and Avanindra C. Das at (avi@stonecappartners.com) by the Company (a “Company Request”)) or as required by Applicable Law, use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, including using reasonable efforts to (i) preserve the business of the Company, (ii) make payments of accounts payable (except to the extent being contested in good faith by appropriate Actions) and conduct collection of accounts receivable in the Ordinary Course of Business, (iii) maintain the existing material business relationships of the Company and (iv) not to:

(a) change, amend or propose to amend the memorandum and articles of association or other organizational documents of the Company or any of its Subsidiaries (other than as expressly contemplated by this Agreement and the Ancillary Agreements);

(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of the Company, including any Company Common Shares and Company Preferred Shares but excluding Company Options, Company Founder Warrants, or any Equity Securities of any of the Subsidiaries of the Company, other than the following which are set forth on Schedule 7.01(b) - grant of Company Options as contemplated by the Company Equity Incentive Plan, the Company Founder Warrants or as contemplated by this Agreement and the Ancillary Agreements;

(c) take any action that would constitute or result in Leakage (other than Permitted Leakage);

(d) other than (i) in the Ordinary Course of Business or (ii) to comply with or perform obligations under the French Subsidy Contract, the Collaboration Contracts or any Contract relating to the Dunkirk Plant, (x) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract or (y) materially amend, extend or renew any Significant Contract;

(e) except as required by the terms of the Company Benefit Plans in effect on the date hereof and as made available to TDAC, (i) grant any severance, retention or termination pay to, or enter into or amend any retention, termination, employment, consulting, bonus, change in control or severance agreement with any Service Provider with an annual base salary or wage rate of $500,000 or more, (ii) increase the compensation or benefits provided to any Service Provider other than in the Ordinary Course of Business for employees with an annual base salary or wage rate of $500,000 or less, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Service Provider, (iv) establish, adopt, enter into, amend, or terminate any Company Benefit Plan or Labor Contract or (v) (x) hire any employees with an annual base salary or wage rate of $600,000 or more other than to fill vacancies arising due to terminations of employment of employees following the date hereof or (y) terminate the employment of any employees other than for cause after consultation with TDAC;

(f) acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(g) (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $2,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company and other than loans and advances to directors, officers and employees in the Ordinary Course of Business or under the terms of existing Company Benefit Plans, (iii) cancel or forgive any material debts or other material amounts owed to the Company or any of its Subsidiaries or (iv) commit to do any of the foregoing;

(h) (i) fail to timely pay all material Taxes that become due and payable, (ii) make or change any material Tax election (including, for the avoidance of doubt, any entity classification election with respect to Merger Sub 1 or Merger Sub 2), (iii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment except as required by Applicable Law, (iv) adopt or change any material Tax accounting method except as required by Applicable Law, (v) settle or compromise any material Tax liability, claim or assessment, (vi) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (vii) enter into any Tax sharing or similar agreement, (viii) enter into any material agreement with a Taxing Authority with respect to Taxes, (ix) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (x) amend any Tax Return in any material respect unless required by Applicable Law;

(i) except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Owned Intellectual Property;

(j) (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $4,000,000 individually or $6,000,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;

(k) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries (other than Intellectual Property, which is addressed in Section 7.01(i));

(l) merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;

(m) make any material change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in IFRS or Applicable Law and regulations or guidance of any Governmental Authority, to obtain compliance with PCAOB auditing standards or otherwise required by this Agreement;

(n) permit any insurance policy listed in Section 5.18 of the Company Disclosure Schedule to be canceled or terminated in a manner that would be adverse or detrimental to the Company or its business, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(o) change, in any material respect, (i) the cash management practices of the Company and its Subsidiaries or (ii) the policies, practices and procedures of the Company and its Subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;

(p) except for capital expenditures in the Company’s capital expenditure budgets for fiscal year 2026 (true and complete copies of which has been provided to TDAC prior to the date of this Agreement), make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures, in either case that would reasonably be expected to require payments during fiscal year 2026 in excess of $1,000,000 in the aggregate;

(q) materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or

(r) enter into any agreement to do any action prohibited under this Section 7.01.

Nothing contained in this Section 7.01 shall give to TDAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing. Prior to the Closing, each of TDAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 7.02. Inspection. Subject to confidentiality obligations (whether contractual or imposed by Applicable Law) that may be applicable to information furnished to the Company or any of the Company's Subsidiaries by third parties that may be in the Company's or any of its Subsidiaries' possession from time to time, and except for any information that is subject to attorney-client privilege, to the extent permitted by Applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to TDAC and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours, to their respective properties, material books and records (including, but not limited to, material Tax Returns and correspondence with the Company’s independent auditors), material Contracts, commitments, customers, vendors and business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with material financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; provided, further, that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or TDAC; provided, further, that any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company during normal business hours under the supervision of appropriate personnel of the Company.

Section 7.03. Termination of Certain Agreements. Prior to the Closing, the Company shall take all actions necessary to cause the Affiliate Transactions to be terminated effective prior to or as of the Closing such that such Affiliate Transactions are of no further force and effect following the Closing, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing (other than those that by the terms of such Affiliate Transactions expressly survive the termination of such Affiliate Transactions). Prior to the Closing, the Company shall deliver to TDAC written evidence reasonably satisfactory to TDAC of such termination.

Section 7.04. Trust Account Waiver. The Company acknowledges that TDAC is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated December 23, 2024 (the “Prospectus”), substantially all of TDAC’s assets consist of the cash proceeds of TDAC’s initial public offering and concurrent private placements of its securities and substantially all of the proceeds of the foregoing transactions have been deposited in the Trust Account for the benefit of TDAC, its public shareholders and the underwriters of TDAC’s initial public offering. The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to TDAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of TDAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with TDAC or any other Person; provided, however, that nothing in this Section 7.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for Damages against TDAC, or any of its successors or assigns, for any breach of this Agreement (but such action(s) or claim pursuant to clauses (a) or (b) shall not be against the Trust Account or any funds distributed from the Trust Account to holders of TDAC Ordinary Shares or other Persons in accordance with the TDAC Governing Document and the Trust Agreement).

Section 7.05. Shareholder Meeting Minutes. Subject to Section 9.09, (a) the Company shall use its commercially reasonable efforts to obtain a duly executed counterpart to the Company Shareholder Approval from the requisite number of Company Shareholders as expeditiously as possible after the effectiveness of the Registration Statement, and the Company shall promptly deliver such executed counterparts to TDAC; and (b) the materials submitted to such Company Shareholders in connection with soliciting counterparts to the Company Shareholder Approval shall include the recommendation of the Company Board based on the requisite approvals under the Company Existing AoA and other organizational documents of the Company that such Company Shareholders vote their Company Common Shares and Company Preferred Shares in favor of the adoption of this Agreement, the Mergers and the transactions contemplated hereby, and other information the Company is required to disclose to each Company Shareholder under Applicable Law and regulations and the organizational documents of the Company in connection with such solicitation.

Section 7.06. New Equity Incentive Plan. Prior to the Closing Date, the Company shall approve and adopt an incentive equity plan to be effective as of the Second Merger Effective Time and that provides for the grant of awards to Service Providers of the Company and its Subsidiaries with a total pool of awards not exceeding such number of Company Class A Ordinary Shares equal to 12.5% of the share capital of the Company immediately after the Closing on a fully diluted basis (the “New Equity Incentive Plan”). Notwithstanding the foregoing, until and prior to the initial closing of the PIPE Investment, the incentive shares approved to be granted shall be no more than 6.0% of the share capital of the Company immediately after the Closing on a fully diluted basis.

Section 7.07. Sarbanes-Oxley; Nasdaq Listing Standards. As soon as legally required to do so, the Company and its directors and executive officers, in their capacities as such, shall take all actions necessary to comply with any applicable provision of Sarbanes-Oxley and to comply with Nasdaq Stock Market Rules.

ARTICLE 8
Covenants of TDAC

Section 8.01. Conduct of Business. During the Interim Period, except as contemplated by this Agreement, as required by Applicable Law or as consented to by the Company in writing, TDAC shall not:

(a) change, amend or propose to amend (i) the TDAC Governing Document or (ii) the Trust Agreement or any other agreement related to the Trust Agreement, except for any such action solely in connection with (A) the TDAC shareholders’ vote on an extension of the deadline for consummating a Business Combination; or (B) the TDAC Extension;

(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of TDAC, other than (i) in connection with the exercise of any TDAC Warrants outstanding on the date hereof, (ii) any redemption made in connection with the TDAC Shareholder Redemption Right, (iii) in connection with the PIPE Investment, or (iv) as otherwise required by the TDAC Governing Document in order to consummate the transactions contemplated hereby;

(c) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of TDAC (other than the Mergers);

(d) make, authorize or declare any dividend (whether in the form of cash or other property) or distribution;

(e) enter into any material Contract or, other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material Contract or (ii) materially amend, extend or renew any material Contract;

(f) hire any employees or adopt any benefit plans;

(g) incur any Indebtedness;

(h) make any loans, advances or capital contributions to, or investments in, any other Person;

(i) (A) fail to timely pay all material Taxes that become due and payable, (B) make or change any material Tax election, (C) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (D) adopt or change any material Tax accounting method except as required by Applicable Law, (E) settle or compromise any material Tax liability, claim or assessment, (F) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (G) enter into any Tax sharing or similar agreement, (H) enter into any agreement with a Taxing Authority with respect to Taxes, (I) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (J) amend any Tax Return in any material respect unless required by Applicable Law;

(j) (A) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (1) result in a payment of greater than $50,000 individually or in the aggregate or (2) involve any equitable remedies or admission of wrongdoing, or (B) waive, release or assign any claims or rights of TDAC;

(k) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of TDAC;

(l) make any change in financial accounting methods, principles or practices of TDAC, except insofar as may have been required by a change in GAAP or Applicable Law and regulations or guidance of any Governmental Authority or otherwise required by this Agreement;

(m) pay, or make any commitments for, capital expenditures, except as reasonably required for the consummation of the Transactions; or

(n) enter into any agreement to do any action prohibited under this Section 8.01.

Nothing contained in this Section 8.01 shall give the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of TDAC prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, each of TDAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 8.02. Section 16 of the Exchange Act. Prior to the Closing, the TDAC Board, or an appropriate committee thereof, shall take all reasonable steps as may be required (to the extent permitted under Applicable Law) to cause any acquisition or disposition of the TDAC Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16”) with respect to TDAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.03. Extension of TDAC’s Term. TDAC and the Sponsor shall use best efforts to take any and all actions necessary, including filing a proxy statement, amending the TDAC Governing Document, voting all TDAC Ordinary Shares it holds in favor of and obtaining the approval of the TDAC Shareholders to extend the deadline for TDAC to consummate its initial Business Combination to a date after June 24, 2026 (such approval and extension, a “TDAC Extension”), in accordance with the TDAC Governing Document, unless the Company otherwise provides written consent to not seek any such TDAC Extension. The Parties shall reasonably cooperate with respect to taking any and all actions relating to a TDAC Extension, including in connection with the preparation, filing and mailing of any proxy materials to be sent to the TDAC Shareholders in connection with seeking the approval of the TDAC Shareholders of any such TDAC Extension. The Sponsor (or its Affiliates) shall bear all expenses relating to obtaining the TDAC Extension (the “TDAC Extension Expenses”), and shall make such deposit(s) into the Trust Account sufficient to fund the TDAC Extension Expenses; provided, however, that TDAC Extension Expenses will, as will all other TDAC Transaction Expenses, be borne and paid in accordance with Section 12.06.

ARTICLE 9
Joint Covenants

Section 9.01. Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (ii) using commercially reasonable efforts to obtain the PIPE Investments as contemplated by Section 9.12, (iii) obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers and permits necessary or advisable to be obtained from any third party or any Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (iv) obtaining approval for listing the Company Class A Ordinary Shares and Company Warrants issued pursuant to this Agreement on Nasdaq). Subject to Section 12.06, the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including any filing fees in connection with any Antitrust Law, and any fees associated with obtaining approval for listing the Company Class A Ordinary Shares and Company Warrants issued pursuant to this Agreement on Nasdaq, shall be paid 50% by the Company and 50% by TDAC.

(b) Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under Applicable Law and obtaining approval for listing the Company Class A Ordinary Shares and Company Warrants issued pursuant to this Agreement on Nasdaq.

(c) Each Party shall, in connection with the Agreement and the transactions contemplated hereby, to the extent permitted by Applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority; provided that materials required to be provided pursuant to this Section 9.01(c) may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

Section 9.02. Director and Officer Insurance.

(a) The Company agrees that all rights held by each present and former director and officer of TDAC to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Second Merger Effective Time, whether asserted or claimed prior to, at, or after the Second Merger Effective Time, provided in the TDAC Governing Document in effect on the date of this Agreement shall survive the Mergers and shall continue in full force and effect until the sixth (6th) anniversary of the Second Merger Effective Time. Without limiting the foregoing, the Company shall cause the Second Merger Surviving Company (i) to maintain for a period of not less than six (6) years from the Second Merger Effective Time provisions in its memorandum and articles of association and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of TDAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the TDAC Governing Document as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) TDAC shall cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Second Merger Effective Time. If any claim is asserted or made within such six (6) year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything to the contrary contained in this Agreement, this Section 9.02 shall survive the consummation of the Mergers until the sixth (6th) anniversary of the Second Merger Effective Time and shall be binding, jointly and severally, on all successors and assigns of the Company and the Second Merger Surviving Company. In the event that the Company or the Second Merger Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Second Merger Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

Section 9.03. Tax Matters.

(a) The Parties intend that for U.S. federal (and, as applicable, state and local) income Tax purposes, Mergers, taken together, shall be treated as a reorganization within the meaning of Section 368(a) of the Code and this Agreement shall be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto (the “Intended Tax Treatment”). The Parties will not take any action that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment and will not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Unless and until TDAC and the Company agree that the Intended Tax Treatment is not permitted by Applicable Law or there is a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not permitted by Law, the Parties shall use reasonable best efforts to comply with the covenants set forth in Appendix 9.03(a).

(b) All Transfer Taxes shall be borne by the Company and paid when due. The Company shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by Applicable Law, the Company Shareholders will join in the execution of any such Tax Return or documentation.

(c) The Parties shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party or its counsel, to document and support the Tax treatment of the Mergers in a manner consistent with the Intended Tax Treatment, including by providing customary representation letters. Such cooperation shall include the reasonable provision of records and information which are relevant to any such matters and within such party’s possession or obtainable without material cost or expense, and using commercially reasonable efforts to make employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) The Company Shareholders and each of the Company and its Subsidiaries shall terminate or cause to be terminated any and all of the Tax Sharing Agreements in effect, written or unwritten, as of immediately before the First Merger Effective Time as between any Company Shareholder or any predecessor or Affiliate thereof, on the one hand, and the Company or any of its Subsidiaries, on the other hand, for all Taxes imposed by any Taxing Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such Tax Sharing Agreements.

(e) The Company (i) shall cause Merger Sub 1 to make a timely initial entity classification election to be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of the day of its formation (and shall not thereafter change such classification), (ii) shall cause Merger Sub 2 to make a timely initial entity classification election on IRS Form 8832 for Merger Sub 2 effective as of the day of its formation to be treated as an entity disregarded as separate from the Company for U.S. federal income tax purposes (and shall not thereafter change such classification), and (iii) shall take no action that would result in Merger Sub 1 or Merger Sub 2 being other than a wholly owned direct subsidiary of the Company. The Company shall make available to the pre-Closing TDAC shareholders information that is reasonably required to make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to TDAC for each year that TDAC is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)), including, at the Company’s election, by making such information publicly available on the Company’s website.

Section 9.04. Proxy Statement; Registration Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, TDAC and the Company shall jointly prepare, and the Company shall file with the SEC the Registration Statement, in which a preliminary proxy statement in connection with the Mergers to be sent to the Pre-Closing TDAC Holders relating to the TDAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals will be included as a prospectus. TDAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives, advisers and counsels in the preparation of the Proxy Statement and the Registration Statement. TDAC and the Company shall use their commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the other transactions contemplated hereby.

(b) TDAC and the Company shall use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Mergers, and the Company and TDAC shall promptly furnish all information concerning the Company and TDAC respectively as may be reasonably requested in connection with any such action.

(c) Each of TDAC and the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and shareholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of TDAC and the Company or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Mergers and the other transactions contemplated hereby (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”).

(d) The Company shall notify TDAC, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Class A Ordinary Shares or other securities of the Company for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information. TDAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement, the Registration Statement or the other Offer Documents and any amendment filed in response thereto.

(e) Without limiting the generality of Section 9.04(d), the Company shall initially include in the Proxy Statement and the Registration Statement the Audited IFRS Financial Statements, together with the auditor’s consents to use such financial statements and reports; provided that if (i) the Registration Statement is declared effective by the SEC after September 30, 2026 or (ii) requested by the SEC, the Company shall include in the Registration Statement the unaudited consolidated balance sheet and statements of comprehensive income, equity and cash flows of the Company and its Subsidiaries as of and for, as applicable, at least the six months ended June 30, 2026 prepared in accordance with IFRS, together with the auditor’s consents to use such financial statements and reports (the “Interim IFRS Financial Statements”) and any other financial statements required by the SEC to be included in the Registration Statement and/or the Proxy Statement.

(f) Each of TDAC and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by it or on its behalf for inclusion or incorporation by reference in (i) the Proxy Statement will, as of the date it is first mailed to the Pre-Closing TDAC Holders, or at the time of the TDAC Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Second Merger Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) If, at any time prior to the Second Merger Effective Time, any information relating to TDAC, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Company Shareholders is discovered by any of TDAC or the Company and is required to be set forth in an amendment or supplement to either the Proxy Statement or the Registration Statement, so that the Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.04, be promptly filed by the Company with the SEC and, to the extent required by Applicable Law, disseminated to the Pre-Closing TDAC Holders.

Section 9.05. TDAC Shareholder Approval.

(a) TDAC shall take, in accordance with Applicable Law, Nasdaq rules, and the TDAC Governing Document, all action necessary to call, hold, and convene a meeting of holders of TDAC Ordinary Shares (including any permitted adjournment or postponement, the “TDAC Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the TDAC Shareholders with the opportunity to effect a TDAC Share Redemption in connection therewith as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act. TDAC shall, through the TDAC Board, recommend to the TDAC Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Mergers, and the authorization of the First Plan of Merger, (ii) the adoption and approval of any other proposals as the SEC (or staff member thereof) or Nasdaq may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (iii) the adoption and approval of any other proposals as reasonably agreed by TDAC and the Company to be necessary or appropriate in connection with the Mergers and (iv) adjournment of the TDAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (v), together, the “Transaction Proposals”).

(b) Notwithstanding anything to the contrary contained in this Agreement, once the TDAC Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, TDAC will not adjourn the TDAC Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event TDAC shall adjourn the meeting up to three (3) times for up to ten (10) Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that TDAC has determined in good faith, after consultation with its outside legal advisors, is necessary under Applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of TDAC Ordinary Shares prior to the TDAC Extraordinary General Meeting, or (iii) a one-time adjournment of up to ten (10) Business Days to solicit additional proxies from holders of TDAC Ordinary Shares to the extent TDAC has determined that such adjournment is reasonably necessary to obtain the approval of the Transaction Proposals.

Section 9.06. Post-Closing Board. The Parties shall take all necessary action to cause the board of the Company as of immediately following the Closing (the “Post-Closing Board”) to consist of nine (9) directors, of whom (a) one (1) individual expected to be Michael B. Hoffman, shall be designated by TDAC and the Sponsor as a Class I director (the “TDAC Designee”), and (b) three (3) individuals, including the Founder, shall be designated by the Founder, one of whom shall be a Class II director and two of whom shall be Class III directors (the “Founder Designees”) no later than fourteen (14) days prior to the expected effectiveness date of the Registration Statement. Each Founder Designee and the TDAC Designee shall meet the director qualification and eligibility criteria of Applicable Law and the listing rules of Nasdaq, and, subject to any exemptions available to foreign private issuers, a number of Founder Designees shall qualify as independent directors under the listing rules of Nasdaq such that at least three (3) directors as of immediately following the Closing shall qualify as independent directors (as such term is defined under rules of the SEC and Nasdaq). The Listing A&R AoA shall provide that immediately after the Closing, (i) the Post-Closing Board shall consist of directors divided as nearly equal as possible into three classes (Class I, Class II and Class III), with respective terms of appointment expiring at the first, second and third annual general meetings of the Company following the Closing, (ii) the SBCVC Shareholder shall have the right to appoint one (1) director in accordance with the Listing A&R AoA as a Class I director, (iii) New Epoch Capital LP shall have the right to appoint one (1) director in accordance with the Listing A&R AoA as a Class I director and (iv) New Horizon I Holding Company Limited shall have the right to recommend one (1) further candidate as an independent director in accordance with the Listing A&R AoA.

Section 9.07. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice TDAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the TDAC Governing Document, (a) at the Closing, (i) TDAC shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for TDAC Share Redemptions and (B) pay all amounts then available in the Trust Account to, or at the direction of, TDAC in accordance with this Agreement and the Trust Agreement prior to the Second Merger Effective Time, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 9.08. Form 8-K. TDAC and the Company shall mutually agree upon and issue a press release announcing the execution of this Agreement. TDAC and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), TDAC shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Prior to the Closing, TDAC and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, TDAC shall issue the Closing Press Release and shall file it on a Current Report on Form 8-K. TDAC and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, TDAC shall prepare, a draft Form 8-K announcing the Closing.

Section 9.09. No Shop. During the Interim Period, both TDAC, on the one hand, and the Company and its Subsidiaries, on the other hand, will not, nor will they direct, authorize or permit their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with, any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of TDAC, fail to include the TDAC Board Recommendation in (or remove the TDAC Board Recommendation from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement and/or any of the Transactions, or, in the case of TDAC, the TDAC Board Recommendation, unless, in the case of clause (b) and (c), the applicable party (the “Party Making Change”) determines, in good faith, after consultation with its outside legal counsel, that the failure to take, or taking of, such action would constitute a breach by the directors of the Party Making Change of their fiduciary duties under Applicable Law; provided, however, the Party Making Change will not be entitled to take such actions under clauses (b) or (c) (“Change in No Shop”) unless (i) the Party Making Change has provided at least five (5) Business Days’ prior written notice (“Change in No Shop Notice”) to the other party (the “Party Receiving Change”) advising that the Party Making Change proposes a Change in No Shop and which notice contains the material facts underlying the Party Making Change’s determination of such Change in No Shop, (ii) during such five (5) Business Day period following the Party Receiving Change’s receipt of a Change in No Shop Notice, the Party Making Change has engaged in good faith negotiations with the Party Receiving Change and its Representatives (to the extent that the Party Receiving Change desires to so negotiate) to make such adjustments (which adjustments, to the extent accepted by the Party Making Change, would be binding on the Party Receiving Change) in the terms and conditions of this Agreement so as to obviate the need for such Change in No Shop and (iii) following expiration of such five (5) Business Day period, the Party Making Change reaffirms in good faith, after consultation with its outside legal counsel, that the failure to make a Change in No Shop would constitute a breach by the directors of the Party Making Change of their fiduciary duties under Applicable Law. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, TDAC and each of the Company and the Acquisition Entities shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, (i) with respect to the Company, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than the Transactions and transactions with customers in the Ordinary Course of Business), in each case, involving the sale, lease, exchange or other disposition of properties or assets or Equity Securities of the Company or any of the Company’s Subsidiaries and (ii) with respect to TDAC, any transaction (other than the Transactions) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving TDAC (or any Affiliate or Subsidiary of TDAC), on the one hand, and any party other than the Company or the Company Shareholders, on the other hand.

Section 9.10. Notification of Certain Matters. Each of the Company and TDAC shall give prompt notice to the other Party of: (a) any Action or investigation that would have been required to be disclosed to the other Party under this Agreement if such Party had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Second Merger Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement; (d) without limiting Section 9.01, any regulatory notice or report from a Governmental Authority in respect of the transactions contemplated by this Agreement; and (e) in the case of the Company, any information or knowledge obtained by the Company or any of its Subsidiaries that could reasonably be expected to materially affect the Company’s or any of its Subsidiaries’ current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.

Section 9.11. Listing. From the date hereof through the Closing, TDAC shall use reasonable best efforts to ensure that TDAC remains listed as a public company, and that TDAC Class A Ordinary Shares remain listed, on Nasdaq. The Company shall use reasonable best efforts to (a) ensure that the Company is listed as a public company, and that Company Class A Ordinary Shares and Company Warrants are listed, on Nasdaq, in each case, as of the Second Merger Effective Time and (b) for a period of at least five (5) years from the Closing Date, maintain the listing of the Company Class A Ordinary Shares and the Company Warrants on Nasdaq (or another similar national securities exchange) and its status as a U.S. listed public company.

Section 9.12. PIPE Investment.

(a) During the Interim Period, each of TDAC and the Company shall use its commercially reasonable efforts to enter into and take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enter into and consummate subscription agreements (the “Subscription Agreement(s)”) with investors relating to a private equity investment in TDAC to purchase TDAC Class A Ordinary Shares (such shares, the “PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with investors, in either case on terms mutually agreeable to the Parties acting reasonably and in good faith (such investment, the “PIPE Investment”, and such investors, the “PIPE Investor(s)”). In connection with the Parties seeking a PIPE Investment, the Parties shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having senior management of the Parties participate in any investor meetings and roadshows as reasonably requested by TDAC). In connection with a PIPE Investment, to the extent necessary to address the treatment of the PIPE Shares underlying such PIPE Investment hereunder, TDAC and the Company shall negotiate in good faith to amend or otherwise modify this Agreement to reflect such PIPE Shares.

(b) TDAC shall not reduce the investment or subscription amount under any Subscription Agreement or reduce or impair the rights of TDAC under any Subscription Agreement, permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of the PIPE Shares contemplated thereby, unless otherwise approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the foregoing actions that would not increase conditionality or impose any new obligation on TDAC.

(c) TDAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by any Subscription Agreement to which it is a party on the terms and conditions described therein, including maintaining in effect such Subscription Agreement and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to TDAC in such Subscription Agreement and otherwise comply with its obligations thereunder; (ii) confer with the Company regarding timing for delivery of any closing notice pursuant to such Subscription Agreement; and (iii) enforce its rights under such Subscription Agreement in the event that all conditions in such Subscription Agreement (other than conditions that TDAC, the Company or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investor to pay to (or as directed by) TDAC the consideration set forth in such Subscription Agreement and consummate the transactions contemplated by such Subscription Agreement at least one day prior to the First Merger Effective Time, in accordance with its terms.

(d) Without limiting the generality of the foregoing, TDAC shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to TDAC; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; (iii) of any amendment, waiver or modification to any Subscription Agreement entered into by TDAC that such Party was permitted to make without the prior written consent of the Company in accordance with this Section 9.12(d), it being understood that such amendment, waiver or modification is not conditioned on delivery of such notice; and (iv) if TDAC does not expect to receive all or any portion of financing proceeds on the terms, in the manner or from the applicable PIPE Investors as contemplated by the Subscription Agreements.

ARTICLE 10
Conditions to Obligations

Section 10.01. Conditions to Obligations of TDAC, the Company and the Acquisition Entities. The obligations of TDAC, the Company and the Acquisition Entities to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by Applicable Law) in writing by all of such parties:

(a) Nasdaq Listing Requirements. The Company Class A Ordinary Shares and Company Warrants contemplated to be listed pursuant to this Agreement shall have been listed on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order, whether temporary, preliminary or permanent, which is then in effect or is pending or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by this Agreement.

(c) TDAC Shareholder Approval. The TDAC Shareholder Approval shall have been obtained.

(d) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(e) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(f) Net Tangible Assets. The Second Merger Surviving Company (as the successor of TDAC) shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the consummation of the Business Combination and the closing of the TDAC Share Redemption.

(g) Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof.

Section 10.02. Conditions to Obligations of TDAC. The obligations of TDAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by TDAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.09(a) and Section 5.26, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Section 5.01(c) and Section 5.09(a) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii) Each of the representations and warranties of the Company contained in Section 5.01(a), Section 5.01(b), Section 5.02, Section 5.05, Section 5.06 and Section 5.26 (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except for, in each case, such failures to be true and correct as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b) Covenants. Each of the covenants, obligations and agreements of the Company hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Closing.

(d) Closing Deliverables. TDAC shall have received the deliverables set forth in Section 4.02(a).

Section 10.03. Conditions to the Obligations of the Company and Acquisition Entities. The obligation of the Company and the Acquisition Entities to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and the Acquisition Entities:

(a) Representations and Warranties.

(i) Each of the representations and warranties of TDAC contained in this Agreement (without giving effect to any materiality or “TDAC Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.06, Section 6.12(b) and Section 6.22, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a TDAC Material Adverse Effect.

(ii) The representations and warranties of TDAC contained in Section 6.01(c), Section 6.02 and Section 6.12(b) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii) Each of the representations and warranties of TDAC contained in Section 6.01(a), Section 6.01(b), Section 6.06 and Section 6.22 (without giving effect to any materiality or “TDAC Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such time).

(b) Covenants. Each of the covenants, obligations and agreements of TDAC hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No TDAC Material Adverse Effect. From the date of this Agreement, there shall not have occurred a TDAC Material Adverse Effect.

(d) TDAC Extension. The TDAC Extension shall be obtained.

(e) Closing Deliverables. The Company shall have received the deliverables set forth in Section 4.02(b).

(f) Minimum Cash. Available Cash shall be greater than or equal to Minimum Cash.

Section 10.04. Satisfaction of Conditions. All conditions to the obligations of the Company and TDAC to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.

ARTICLE 11
Termination/Effectiveness

Section 11.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of all Parties to this Agreement;

(b) by written notice by either the Company or TDAC if the Closing shall not have occurred on or before March 31, 2027 (the “Termination Date”); provided, that if TDAC seeks and obtains a TDAC Extension, TDAC shall have the right, with the prior written consent of the Company, to extend the Termination Date for an additional period equal to the shortest of (i) the period ending on the last date for TDAC to consummate its Business Combination pursuant to such TDAC Extension and (ii) such period as mutually agreed by the Parties; provided, further, that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose breach of or failure to perform any provision of this Agreement by such Party or its Affiliates results in the failure of the Closing to be consummated by such date;

(c) by written notice by either the Company or TDAC if the consummation of the Mergers is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order;

(d) by written notice by TDAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date TDAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from TDAC of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that TDAC shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if TDAC is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by TDAC would cause any condition set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied;

(e) by written notice by the Company if (i) for any reason, TDAC fails to obtain the TDAC Extension by June 24, 2026, or TDAC fails to timely hold the shareholder meeting to vote on the TDAC Extensions, or at any time before that once it becomes reasonably apparent to the Company that TDAC would be unable to obtain the TDAC Extension; or (ii) there is any breach of any representation, warranty, covenant or agreement on the part of TDAC set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating TDAC Breach”), except that, if any such Terminating TDAC Breach is curable by TDAC, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by TDAC of notice from the Company of such breach, but only as long as TDAC continues to use its reasonable best efforts to cure such Terminating TDAC Breach (the “TDAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating TDAC Breach is not cured within the TDAC Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if the Company is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by the Company would cause any condition set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied;

(f) by written notice by either the Company or TDAC if  the TDAC Shareholder Approval is not obtained upon a vote duly taken thereon at the TDAC Extraordinary General Meeting (subject to any permitted adjournment or postponement of the TDAC Extraordinary General Meeting).

The Party desiring to terminate this Agreement pursuant to this Section 11.01 (other than Section 11.01(a)) shall give notice of such termination to each other Party.

Section 11.02. Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of any of the Parties for any (i) intentional and willful breach of this Agreement by such Party occurring prior to such termination or (ii) fraud by such Party. The provisions of Sections 7.04, 11.02, 12.05, 12.06, 12.07, 12.08, 12.09, 12.11, 12.14, 12.16, 12.17 and 12.18 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any defined term or other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

ARTICLE 12
Miscellaneous

Section 12.01. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Second Merger Effective Time, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Second Merger Effective Time and then only to such extent until such covenants and agreements have been fully performed, (b) any covenants and agreements in the Surviving Provisions and (c) any claim arising out of fraud.

Section 12.02. Waiver. At any time and from time to time prior to the Closing, TDAC and the Company may, to the extent legally allowed, to the extent a Party is entitled to waive, and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of Applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein that are required to be satisfied by such other Party. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the Party entitled to waive. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 12.03. Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in-person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

(i) If to TDAC, to:

Translational Development Acquisition Corp.
52 E. 83rd Street
New York, New York 10028

Attention: Michael B. Hoffman

Email: michael@stonecappartners.com

with copies (which shall not constitute notice) to:

Venable LLP
151 W. 42nd St.
New York, NY 10036

Attention: William N. Haddad

Email: williamnhaddad@venable.com

(ii) If to the Company or any Acquisition Entity, to:

No. 6-1, Ziqiang 7th Rd.,
Zhongli Dist.,
Taoyuan City 320023,
Taiwan (R.O.C.)

Attention: Althea Hsu

Email: althea@prologium.com

with copies (which shall not constitute notice) to:

Sullivan & Cromwell (Hong Kong) LLP
20th Floor, Alexandra House, 18 Chater Road, Central
Hong Kong

Attention: Ching-Yang Lin

Email: linc@sullcrom.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 12.03.

Section 12.04. Assignment. No party hereto shall assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other parties hereto. Any assignment in contravention of the preceding sentence shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.05. Rights of Third Parties. The Company and TDAC hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement, including, without limitation, the right to rely upon the accuracy or completeness of the representations and warranties set forth herein; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, and (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 12.05 and Section 12.16.

Section 12.06. Expenses. Except as otherwise provided herein and subject to Section 11.01(e), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that, notwithstanding anything to the contrary, (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and TDAC shall be responsible for paying the TDAC Transaction Expenses and the TDAC Extension Expenses (if any), and (b) if the Closing shall occur, the Second Merger Surviving Company shall pay or cause to be paid all the Company Transaction Expenses and the TDAC Transaction Expenses.

Section 12.07. Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the First Merger, the Second Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub 1 and TDAC in the First Merger Surviving Company, the vesting of the undertaking, property and liabilities of each of Merger Sub 2 and the First Merger Surviving Company in the Second Merger Surviving Company, the cancellation of TDAC Ordinary Shares, the rights provided for in Section 238 of the Cayman Islands Companies Act with respect to any TDAC Dissenting Shares, the fiduciary or other duties of the TDAC Board, the Company Board, the directors of Merger Sub 1, the directors of Merger Sub 2 and the internal corporate affairs of TDAC, the Company, Merger Sub 1 and Merger Sub 2.

Section 12.08. Dispute Resolution. Subject to Section 12.16, any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be settled by arbitration to be held in Hong Kong, which shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. There shall be three (3) arbitrators, among which one (1) shall be appointed by TDAC, one (1) appointed by the Company and one (1) appointed by the Secretary General of the HKIAC. The arbitration shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

Section 12.09. Headings and Captions; Counterparts. The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Confidentiality. Each of TDAC and the Company acknowledges that the information being provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

Section 12.11. Entire Agreement. This Agreement (including, for the avoidance of doubt, any Annexes, Appendices, Exhibits or Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule and the TDAC Disclosure Schedule), the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.12. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties; provided that, after the TDAC Shareholder Approval has been obtained, there shall be no amendment or modification that would require the further approval of the Pre-Closing TDAC Holders under Applicable Law without such approval having first been obtained.

Section 12.13. Publicity. Except (a) communications consistent with the final form of joint press release announcing the Transactions (the “Joint Press Release”) and the investor presentation given to investors in connection with the announcement of the Transactions, or (b) as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, or (c) pursuant to Sections 9.04 and 9.08, TDAC, on the one hand, and the Company and the Acquisition Entities, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other Party; provided, that in the event that any such filing, press release, public written communication or statement identifies any Company Shareholder (other than the Founder Parties), each of the Parties agrees and acknowledges that it shall provide meaningful opportunity to such Company Shareholder to review and give due consideration to reasonable comment by such Company Shareholder, prior to issuing such filing, press release, public written communication or statement.

Section 12.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under any Applicable Law governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.15. Disclosure Schedules. Each of the Company and TDAC has set forth information on their respective disclosure schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the TDAC Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “TDAC Material Adverse Effect,” “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter (other than with respect to any section of the Company Disclosure Schedules or TDAC Disclosure Schedules, as applicable, referred to in any representation or warranty in this Agreement that expressly requires listing facts, circumstances or agreements in such section of the Company Disclosure Schedules or TDAC Disclosure Schedules, as applicable), or (d) notwithstanding the foregoing in sub-clause (c), constitute, or be deemed to constitute, an admission to any third party in any respect concerning such item or matter.

Section 12.16. Enforcement.

(a) The Parties agree that irreparable damage for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Applicable Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or Applicable Law.

(b) Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.16(b) shall not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that nothing contained in this Section 12.16 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.16 before exercising any termination right under Section 11.01 or pursuing damages.

Section 12.17. Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Acquisition Entities or TDAC under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 12.17, nothing in this Section 12.17 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of fraud.

Section 12.18. TDAC Legal Representation. The Company hereby agrees on behalf of itself and its directors, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Venable LLP) that represented TDAC, the Sponsor and/or the TDAC Designee prior to the Closing may represent the TDAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of TDAC or other Company Waiving Parties, and each of TDAC and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of TDAC and the Company on behalf of itself and the Company Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Venable LLP) that represented the TDAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the TDAC Designee and the Sponsor and may be controlled by the TDAC Designee and the Sponsor, and shall not pass to or be claimed or controlled by the Company (after giving effect to the Closing) or any other Company Waiving Party; provided that the TDAC Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any Company Waiving Party prior to the Closing with TDAC, the Sponsor or the TDAC Designee (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Second Merger Surviving Company and the Company. The Company acknowledges that the foregoing provisions apply whether or not any legal counsel (including Venable LLP) that represented TDAC, the Sponsor and/or the TDAC Designee prior to the Closing provides legal services to the Company, TDAC or any other Company Waiving Parties after the Closing Date.

Section 12.19. Company Legal Representation. TDAC hereby agrees on behalf of itself and its directors, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “TDAC Waiving Parties”), that any legal counsel (including Sullivan & Cromwell (Hong Kong) LLP and its affiliates) that represented the Company or any of its Affiliates prior to the Closing may represent the Company Designees, or any of the Company’s Affiliates or the Company’s Affiliates’ respective directors, members, partners, officers or employees, in each case, after the Closing in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation of the Company prior to the Closing, and each of TDAC and the Company on behalf of itself and the TDAC Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of TDAC and the Company on behalf of itself and the TDAC Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Sullivan & Cromwell (Hong Kong) LLP and its affiliates) that represented the Company or any of its Affiliates or any of the Company’s Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Company Designees and may be controlled by the Company Designees, and shall not pass to or be claimed or controlled by the Second Merger Surviving Company (after giving effect to the Closing) or any other TDAC Waiving Party; provided that the Company Designees shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by TDAC or any TDAC Waiving Party prior to the Closing with the Company or the Company Designees (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Second Merger Surviving Company and the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

By:	/s/ Michael B. Hoffman
	Name:	Michael B. Hoffman
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

PROLOGIUM HOLDING INC.

By:	/s/ Yang, Szu-Nan
	Name:	Yang, Szu-Nan
	Title:	Chief Executive Officer and Director

PLG MERGER SUB 1

By:	/s/ Yang, Szu-Nan
	Name:	Yang, Szu-Nan
	Title:	Director

PLG MERGER SUB 2

By:	/s/ Yang, Szu-Nan
	Name:	Yang, Szu-Nan
	Title:	Director

[Signature Page to Agreement and Plan of Merger]